Exhibit 10.1
SENIOR SECURED REVOLVING CREDIT AGREEMENT
DATED AS OF DECEMBER 29, 2006
by and among
GLADSTONE COMMERCIAL LIMITED PARTNERSHIP,
AS BORROWER,
GLADSTONE COMMERCIAL CORPORATION,
AS A GUARANTOR,
KEYBANK NATIONAL ASSOCIATION,
THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT
and
OTHER LENDERS THAT MAY BECOME
PARTIES TO THIS AGREEMENT,
KEYBANK NATIONAL ASSOCIATION,
AS AGENT,
and
KEYBANC CAPITAL MARKETS,
AS SOLE LEAD ARRANGER AND SOLE BOOK MANAGER

SENIOR SECURED REVOLVING CREDIT AGREEMENT
     THIS SENIOR SECURED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made as of the 29th day of December, 2006, by and among GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), GLADSTONE COMMERCIAL CORPORATION, a Maryland corporation (“Parent”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18 (together with KeyBank, the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), and KEYBANC CAPITAL MARKETS, as Sole Lead Arranger and Sole Book Manager.
R E C I T A L S
     WHEREAS, Borrower has requested that the Lenders provide a revolving credit facility to Borrower; and
     WHEREAS, the Agent and the Lenders are willing to provide such revolving credit facility to Borrower on and subject to the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:
§1. DEFINITIONS AND RULES OF INTERPRETATION.
     §1.1 Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:
     Acknowledgments. The Acknowledgments executed by a Subsidiary Guarantor in favor of the Agent, acknowledging the pledge of Equity Interests in such Subsidiary Guarantor to Agent, such Acknowledgments to be substantially in the form attached hereto as Exhibit J, as the same may be modified, amended or restated.
     Additional Commitment Request Notice. See §2.10(a).
     Additional Guarantor. Each additional Subsidiary of Borrower which becomes a Guarantor pursuant to §5.5.
     Adjusted Consolidated EBITDA. On any date of determination, the sum of (a) the Consolidated EBITDA for the four (4) fiscal quarters most recently ended less (b) the Capital Expenditures for such period.
     Affected Lender. See §4.15.
     Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote ten percent (10%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing ten percent (10%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.
     Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.
     Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.
     Agent’s Special Counsel. McKenna Long & Aldridge LLP or such other counsel as selected by Agent.
     Agreement. This Senior Secured Revolving Credit Agreement, including the Schedules and Exhibits hereto.
     Agreement of Management Company. An agreement of a property manager of a Subject Property substantially in the form of Exhibit K attached hereto.
     Agreement Regarding Fees. See §4.2.
     Applicable Margin. On any date, the Applicable Margin set forth below based on the ratio of the Consolidated Total Indebtedness of Borrower to the Consolidated Total Asset Value of Borrower:

		LIBOR Rate	Base Rate
Pricing Level	Ratio	Loans	Loans
Pricing Level 1	Less than or equal to 50%	1.40%	0.00%
Pricing Level 2	Greater than 50% but less than or equal to 55%	1.55%	0.00%
Pricing Level 3	Greater than 55% but less than or equal to 60%	1.70%	0.00%
Pricing Level 4	Greater than 60% but less than or equal to 65%	1.90%	0.25%
Pricing Level 5	Greater than 65%	2.15%	0.50%

The initial Applicable Margin shall be at Pricing Level 3. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Parent to the Agent of the Compliance Certificate at the end of a calendar quarter. In the event that Parent shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 5 until such failure is cured within any applicable cure period, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.
     Appraisal. An MAI appraisal of the value of a parcel of real estate, determined on an “as-is” market value basis, performed by an Approved Appraiser, the form and substance of such appraisal to be reasonably acceptable to the Agent.
     Appraised Value. The “as-is” market value of a parcel of Subject Property or property subject to an Eligible Note Receivable as reflected in the then-most recent Appraisal of such property, obtained pursuant to §2.11, §5.2 or §10.13.
     Approved Appraiser. CBRE and any other independent appraisal company selected by Agent and reasonably acceptable to Borrower who is not an employee of the Borrower, the Guarantors or any of their Subsidiaries, the Agent or a Lender.
     Arranger. KeyBanc Capital Markets or any successor.
     Assignment and Acceptance Agreement. See §18.1.
     Assignment of Interests. Collectively, each of the Assignments of Interests dated as of even date herewith executed by Borrower and GCC Coco, Inc., respectively, in favor of Agent.
     Authorized Officer. Any of the following Persons: David Gladstone, George Stelljes, Terry Brubaker, Harry Brill, Gary Gerson and such other Persons as Borrower shall designate in a written notice to Agent.
     Balance Sheet Date. September 30, 2006.
     Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.
     Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate” or (b) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.
     Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

     Borrower. As defined in the preamble hereto.
     Borrowing Base Advance Amount. As of any date of determination, an amount equal to sixty-five percent (65%) of the Borrowing Base Value.
     Borrowing Base Assets. The Eligible Real Estate or Eligible Notes Receivable owned by a Subsidiary Guarantor, with respect to which all of the Equity Interests in such owning Subsidiary Guarantor have been pledged to Agent pursuant to the Assignment of Interests.
     Borrowing Base Value. As of any date of determination, the Borrowing Base Value shall be the sum of (a) the Eligible Real Estate Value and (b) the Eligible Note Receivable Value.
     Breakage Costs. The cost to any Lender of re-employing funds bearing interest at LIBOR, actually incurred (or reasonably expected to be actually incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Borrower has elected a LIBOR Rate Loan.
     Building. With respect to each Subject Property or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.
     Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.
     Capital Expenditures. For any period, the sum of all capital expenditures incurred during such period by Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP. For the purposes of clarification, the term “Capital Expenditures” shall not include tenant improvements or other expenditures paid by a tenant.
     Capitalized Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.
     Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000.00, (iii) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.
     CERCLA. See §6.20.

     Change of Control. A Change of Control shall exist upon the occurrence of any of the following:
          (a) any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Parent equal to at least forty percent (40%);
          (b) as of any date a majority of the Board of Directors or Trustees (the “Board”) of Parent consists of individuals who were not either (i) directors or trustees of Parent as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of Parent of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of Parent of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above; or
          (c) the Borrower or Parent consolidates with, is acquired by, or merges into or with any Person (other than a merger permitted by §8.4); or
          (d) Parent fails to own, directly, at least seventy percent (70%) of the economic, voting and beneficial interests in Borrower; or
          (e) Parent shall fail to be the sole general partner of Borrower, shall fail to own such general partnership interest in Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Borrower; or
          (f) Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim (except those granted in favor of Agent pursuant to the Loan Documents), at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor other than the general partnership interest in Pocono PA GCC, LP owned by GCC Coco, Inc. or GCC Coco, Inc. fails to own directly or indirectly, free of any lien, encumbrance or adverse claim (except those granted in favor of Agent pursuant to the Loan Documents), all of the economic, voting and beneficial interest in Pocono PA GCC, LP not owned by Borrower; or
          (g) At least two (2) of the following Persons shall fail to hold the following positions and titles of Parent and perform the duties of such office unless a competent and experienced successor of such Person shall be reasonably approved by the Required Lenders within six (6) months of such event: David Gladstone — Chief Executive Officer; Terry Lee Brubaker — Chief Operating Officer; and George Stelljes, III — Chief Investment Officer; or
          (h) Gladstone Management Corporation shall fail to be the advisor to Parent.
     Closing Date. The date of this Agreement.
     Code. The Internal Revenue Code of 1986, as amended.

     Collateral. All of the property, rights and interests of the Borrower and each Guarantor which are subject to the security interests, security title, liens and mortgages created by the Assignment of Interests.
     Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s Commitment to make or maintain Loans to the Borrower and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.
     Commitment Increase. An increase in the Total Commitment to not more than $125,000,000.00 pursuant to §2.10.
     Commitment Increase Date. See §2.10(a).
     Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Commitments of the Lenders have been terminated as provided in this Agreement, then the Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
     Compliance Certificate. See §7.4(c).
     Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
     Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of Borrower and its Subsidiaries for such period determined on a Consolidated basis.
     Consolidated Fixed Charges. For any period, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of Parent and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions for such period. Such Person’s Equity Percentage in the Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Fixed Charges.
     Consolidated Interest Expense. For any period, without duplication, (a) total Interest Expense of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.
     Consolidated Net Operating Income. For any Eligible Real Estate included in the calculation of the Borrowing Base Value and for a given period, an amount equal to the sum of (a) the rents and other revenues for such Real Estate for such period received in the ordinary course of business (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) for the preceding four (4) calendar quarter period minus (b) all property-specific taxes and insurance expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, but specifically excluding general overhead expenses of the Borrower and its Subsidiaries, any property management fees, debt service charges, income taxes, depreciation, amortization and other non-cash expenses, minus (c) the greater of (i) actual property management expenses of such Real Estate or (ii) an amount equal to two percent (2.0%) of the gross revenues from such Real Estate. Net Operating Income shall be adjusted to remove any impact from straight-line rent leveling adjustments required under GAAP.
     Consolidated Tangible Net Worth. As of any date of determination, the amount by which Consolidated Total Asset Value exceeds Consolidated Total Indebtedness.
     Consolidated Total Asset Value. On a consolidated basis for the Parent and its Subsidiaries, Consolidated Total Asset Value shall mean the sum of:
          (a) with respect to any Real Estate owned by the Borrower or any of its Subsidiaries and which is not included in the calculation of the Borrowing Base Value, an amount equal to the acquisition cost of such Real Estate determined in accordance with GAAP; plus
          (b) with respect to any Real Estate owned by the Borrower or its Subsidiaries the value of which is included in the calculation of the Borrowing Base Value, the Eligible Real Estate Value of such Real Estate; plus
          (c) the aggregate amount of all Unrestricted Cash and Cash Equivalents of Borrower and its Subsidiaries as of the date of determination; plus
          (d) with respect to any Mortgage Receivable the value of which is not included in the calculation of the Borrowing Base Value, the lesser of (x) the face amount of the Mortgage Receivable and (y) the outstanding principal balance of such Mortgage Receivable determined in accordance with GAAP (excluding any accrued interest and fees); plus
          (e) with respect to any Mortgage Receivable the value of which is included in the calculation of the Borrowing Base Value, the Eligible Note Receivable Value attributable to such Mortgage Receivable; plus
          (f) with respect to any Real Estate owned by an Unconsolidated Affiliate of the Borrower, an amount equal to Borrower’s Equity Percentage in such Unconsolidated Affiliate multiplied by the acquisition cost of such Real Estate determined in accordance with GAAP; plus
          (g) with respect to any Mortgage Receivable owned by an Unconsolidated Affiliate of Borrower, Borrower’s Equity Percentage in such Unconsolidated Affiliate multiplied by the lesser of (x) the face amount of the Mortgage Receivable and (y) the outstanding principal balance of such Mortgage Receivable determined in accordance with GAAP (excluding any accrued interest and fees).

Consolidated Total Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination.
     Consolidated Total Indebtedness. All indebtedness of Parent and its Subsidiaries determined on a Consolidated basis and all Indebtedness of Parent and its Subsidiaries determined on a Consolidated basis, whether or not so classified. Consolidated Total Indebtedness shall not include Trust Preferred Equity except as provided in §8.15. Consolidated Total Indebtedness shall include (without duplication), such Person’s Equity Percentage of the foregoing of its Unconsolidated Affiliates.
     Construction in Progress. On a consolidated basis for Borrower and its Subsidiaries, the sum of all cash expenditures for land and improvements (including indirect costs internally allocated and development costs) in accordance with GAAP on properties that are under construction or with respect to which construction is reasonably scheduled to commence within twelve (12) months of the relevant determination. For the purposes of calculating Construction in Progress of Borrower and its Subsidiaries with respect to properties under construction of Unconsolidated Affiliates, the Construction in Progress of Borrower and its Subsidiaries shall be the lesser of (a) the Investment of Borrower or its Subsidiary in the applicable Unconsolidated Affiliate or (b) the Borrower’s or such Subsidiary’s pro rata share (based upon the Equity Percentage of such Person in such Unconsolidated Affiliate) of such Unconsolidated Affiliate’s Construction in Progress.
     Contribution Agreement. That certain Contribution Agreement dated of even date herewith among the Borrower, the Guarantors and each Additional Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.
     Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.
     Default. See §12.1.
     Default Rate. See §4.12.
     Delinquent Lender. See §14.5(c).
     Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement. Notwithstanding anything to the contrary, the term “Derivatives Contract” shall not include rate-lock provisions with respect to long-term mortgage contracts.
     Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).
     Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Parent, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Parent, the Borrower or any of their respective Subsidiaries now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent, the Borrower, or any of their respective Subsidiaries now or hereafter outstanding.
     Dollars or $. Dollars in lawful currency of the United States of America.
     Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.
     Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Maturity Date is converted in accordance with §4.1.
     EBITDA. With respect to a Person for any period (without duplication): (a) net income (or loss) of such Person for such period determined on a consolidated basis in accordance with GAAP, exclusive of the following (but only to the extent included in the determination of such net income (loss)): (i) depreciation and amortization expense; (ii) interest expense; (iii) income tax expense; (iv) extraordinary or non-recurring gains and losses; (v) subordinated incentive management fees; (vi) distributions to minority owners; and (viii) one-time non-cash items; plus (b) such Person’s pro rata share of EBITDA determined in accordance with clause (a) above of its Unconsolidated Affiliates.
     Eligible Note Receivable or Eligible Notes Receivable. A Mortgage Receivable which satisfies each of the following requirements:
          (a) Such loan shall be a first priority mortgage loan to a Person other than the Borrower, any Guarantor, any of their respective Subsidiaries or any Affiliate of any thereof originated by a Subsidiary Guarantor, secured by a first mortgage lien on property which satisfies the conditions of clauses (b) and (c) of the definition of Eligible Real Estate;
          (b) Such loan is performing in accordance with its payment terms, and no event of default or other event which would permit the acceleration of such loan shall have occurred under the applicable documents;
          (c) The underlying collateral for such Eligible Note Receivable is subject to no Indebtedness (other than Indebtedness of the type described in §8.1(b) and (c)) or Liens (other than Liens of the type described in §8.2(i) and (iv)) securing Indebtedness other than the Eligible Note Receivable;
          (d) Such Subsidiary Guarantor shall own the entire loan free of any participations or other claims and have possession of the original documents evidencing and securing such Eligible Note Receivable; and
          (e) all of the representations set forth in §6 of this Agreement concerning Eligible Notes Receivable are true and correct;
          (f) the Agent and the Required Lenders, as applicable, have received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of such the Equity Interests relating to such Eligible Note Receivable as Collateral;
          (g) such loan is in compliance with and would not cause a Default under the provisions of §7.18; and
          (h) as to which, notwithstanding anything to the contrary contained herein, but subject to the last sentence of §5.3(a), the Agent and the Required Lenders have approved for inclusion in the calculation of the Borrowing Base Value.
     Eligible Note Receivable Value. As of any date of determination, with respect to each Eligible Note Receivable included in the Borrowing Base Value, an amount equal to the lesser of (a) the face amount of such Eligible Note Receivable (excluding accrued interest and fees); (b) the outstanding principal balance of the Eligible Note Receivable determined in accordance with GAAP (excluding any accrued interest and fees); and (c) an amount equal to the product of (i) the Appraised Value as most recently determined under this Agreement of the real estate securing such Eligible Note Receivable multiplied by (ii) 0.75.
     Eligible Real Estate. Real Estate:
          (a) which is wholly-owned in fee (or leased under a ground lease acceptable to the Agent in its reasonable discretion) by a Subsidiary Guarantor;
          (b) which is located within the contiguous 48 States of the continental United States or the District of Columbia;

          (c) which is improved by an income-producing office property, industrial property, single-tenant retail property or flex property, which contains improvements that are in operating condition and available for occupancy, and with respect to which valid certificates of occupancy or the equivalent for all buildings thereon have been issued and are in full force and effect;;
          (d) as to which all of the representations set forth in §6 of this Agreement concerning the Subject Property are true and correct;
          (e) as to which the Agent and the Required Lenders, as applicable, have received and approved all Eligible Real Estate Qualification Documents, or will receive and approve them prior to inclusion of the Equity Interests relating to the Subsidiary Guarantor which owns such Real Estate as Collateral;
          (f) which is in compliance with and would not cause a Default under the provisions of §7.18; and
          (g) as to which, notwithstanding anything to the contrary contained herein, but subject to the last sentence of §5.3(a), the Agent and the Required Lenders have approved for inclusion in the calculation of the Borrowing Base Value.
     Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.
     Eligible Real Estate Value. As of any date of determination, with respect to any Eligible Real Estate included in the calculation of the Borrowing Base Value, an amount equal to the lesser of (a) the acquisition cost of such Eligible Real Estate determined in accordance with GAAP and (b) the Appraised Value as most recently determined under the Agreement of such Eligible Real Estate.
     Eligible Tenant. A tenant in Eligible Real Estate or a property subject to an Eligible Note Receivable that satisfies each of the following requirements at all times: (i) such tenant is not a natural person and is a legal operating entity, duly organized and validly existing under the laws of its jurisdiction of organization; (ii) such tenant is not the subject of any Insolvency Event and such tenant has not experienced a material adverse change in its business, financial condition, operations or properties since the date of its lease; (iii) no default, event of default or event which with the giving of notice or the expiration of time would constitute a default or event of default has occurred with respect to any other lease relating to a property included in the calculation of the Borrowing Base Value to which such tenant is a party; (iv) such tenant is in compliance with all material terms and conditions of such lease; (v) such tenant’s principal office is located in the United States; and (vi) such tenant has a risk rating of 4 or higher on the risk rating scale attached hereto as Exhibit I.
     Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by either of the Borrower or any ERISA Affiliate, other than a Multiemployer Plan.
     Environmental Engineer. Property Solutions, Gaia Tech, EMG or another firm of independent professional engineers or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters and acceptable to the Agent in its reasonable discretion.
     Environmental Laws. As defined in the Indemnity Agreements.
     Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
     Equity Offering. The issuance and sale after the Closing Date by Parent, the Borrower or any Subsidiary of Borrower of any equity securities of such Person.
     Equity Percentage. The aggregate ownership percentage of the Borrower, the other Guarantors or their respective Subsidiaries in each Unconsolidated Affiliate.
     ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.
     ERISA Affiliate. Any Person which is treated as a single employer with the Borrower, the Guarantors or their respective Subsidiaries under §414 of the Code.
     ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.
     Event of Default. See §12.1.
     Existing Letter of Credit. The Letter of Credit issued by Branch Banking and Trust Company and described on Schedule 2.9 hereto.
     Extension Request. See §2.11(a).
     Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

     Funds from Operations. With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with GAAP, excluding gains (or losses) from extraordinary items or non-recurring gains or losses (but including gains or losses on sales of Real Estate in the ordinary course of business, e.g. build to suits), plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.
     GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles; provided that a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.
     Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.
     Guarantors. Collectively, Parent, the Subsidiary Guarantors and each Additional Guarantor, and individually any one of them.
     Guaranty. The Unconditional Guaranty of Payment and Performance dated of even date herewith made by Parent, and the Subsidiary Guarantors in favor of the Agent and the Lenders, as the same may be modified, amended or ratified.
     Hazardous Substances. As defined in the Indemnity Agreements.
     Implied Debt Service. On any date of determination, an amount equal to the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the sum of the aggregate principal balance of Loans and Letters of Credit Liabilities as of such date, calculated using an interest rate equal to the greater of (a) one and one half percent (1.5%) plus the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Agent and (b) six and three-fourths percent (6.75%).
     Increase Notice. See §2.10(a).
     Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than ninety (90) days past due); (b) all obligations of such Person, whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment; (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount equal to the Derivatives Termination Value thereof; (h) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person.
     Indemnity Agreement. The Indemnity Agreement Regarding Hazardous Materials now or hereafter made by the Borrower and Guarantors in favor of the Agent and the Lenders, as the same may be modified, amended or ratified, pursuant to which the Borrower and each Guarantor agree to indemnify the Agent and the Lenders with respect to Hazardous Substances and Environmental Laws.
     Insolvency Event. With respect to a specified Person, (a) the filing of a decree or order for relief by a court having jurisdiction in respect of such Person or any substantial part of its property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, or the consent by such Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its property, or the making by such Person of any general assignment for the benefit of creditors, or the failure by such Person generally to pay its debts as such debts become due, or the taking of action by such Person in furtherance of any of the foregoing.
     Insolvency Laws. The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
     Interest Expense. For any period, without duplication, (a) total interest expense incurred (both expensed and capitalized) of the Borrower, the Guarantors and their respective Subsidiaries on funded debt, including the portion of rents payable under a Capitalized Lease allocable to interest expense in accordance with GAAP (but excluding capitalized interest funded under a construction loan interest reserve account), determined on a consolidated basis in accordance with GAAP for such period, plus (b) the Borrower’s, the Guarantors’ and their respective Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period. Interest Expense shall not include Preferred Distributions or interest on Trust Preferred Equity except as provided in §8.15.
     Interest Payment Date. As to each Base Rate Loan, the first (1st) day of each calendar quarter during the term of such Loan. As to each LIBOR Rate Loan, the last day of each Interest Period therefor; provided, however, if any Interest Period for a LIBOR Rate Loan exceeds three (3) months, interest shall also be payable with respect to such LIBOR Rate Loans on the ninetieth (90th) day following the commencement of such Interest Period.
     Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, three or six months thereafter, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
               (i) if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively (absent manifest error) by the Agent in accordance with the then current bank practice in London;
               (ii) if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan for the same Interest Period (unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case the Interest Period shall be the Interest Period closest to the time remaining, without exceeding the time to the Maturity Date) at the end of the applicable Interest Period);

               (iii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and
               (iv) no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.
     Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.
     Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto. Branch Banking and Trust Company shall be the Issuing Lender as to the Existing Letter of Credit.
     Joinder Agreement. The Joinder Agreement with respect to the Guaranty, Contribution Agreement and Indemnity Agreement to be executed and delivered pursuant to §5.5 by any Additional Guarantor, such Joinder Agreement to be substantially in the form of Exhibit B hereto.
     KeyBank. As defined in the preamble hereto.
     Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.
     Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.
     Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18).

     Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.9.
     Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Loan). For purposes of this Agreement, a Lender (other than the Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.9, and the Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders other than the Lender acting as the Issuing Lender of their participation interests under such Section.
     Letter of Credit Request. See §2.9(a).
     LIBOR. For any LIBOR Rate Loan for any Interest Period, the average rate (rounded upwards to the nearest 1/16th) as shown in Dow Jones Markets (formerly Telerate) (Page 3750) at which deposits in U.S. dollars are offered by first class banks in the London Interbank Market at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period with a maturity approximately equal to such Interest Period and in an amount approximately equal to the amount to which such Interest Period relates, adjusted for reserves and taxes if required by future regulations. If Dow Jones Markets no longer reports such rate or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market, Loans shall accrue interest at the Base Rate plus the Applicable Margin. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.
     LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.
     LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.
     LIBOR Rate Loans. Loans bearing interest calculated by reference to LIBOR.
     Lien. See §8.2.
     Loan Documents. This Agreement, the Notes, the Guaranty, the Letter of Credit Requests, the Security Documents and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.
     Loan Request. See §2.6.

     Loan and Loans. An individual Loan or the aggregate Loans, as the case may be, in the maximum principal amount of $75,000,000.00 (subject to increase as provided in §2.10) to be made by the Lenders hereunder as more particularly described in §2. All Loans shall be made in Dollars. Amounts drawn under a Letter of Credit shall also be considered Loans as provided in §2.9(f).
     Management Agreements. Agreements, whether written or oral, providing for the property management of the Subject Properties or any of them. The term “Management Agreements” shall specifically exclude any agreements of Gladstone Management and Gladstone Administration, including without limitation the initial Advisory Agreement as in effect on the Closing Date, and the Amended Advisory Agreement and the Administration Agreement, each of which shall become effective as of January 1, 2007.
     Mandatorily Redeemable Stock. With respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests).
     Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, condition (financial or otherwise) or results of operations of Parent, the Borrower and their respective Subsidiaries, taken as a whole; (b) the ability of Borrower or any Guarantor to perform any of its obligations under the Loan Documents; (c) the validity or enforceability of any of the Loan Documents or the creation, perfection and priority of any Liens of Agent in the Collateral; or (d) the rights or remedies of Agent or the Lenders under the Loan Documents.
     Material Modification. See §8.16(a).
     Maturity Date. December 29, 2009, as the same may be extended by Borrower as provided in §2.11, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.
     Moody’s. Moody’s Investor Service, Inc.
     Mortgage Receivable. A mortgage loan on one or more income-producing office, industrial, single-tenant retail or flex properties which is being paid on a current basis and performing in accordance with its terms, which is originated by a Subsidiary Guarantor, and which Mortgage Receivable includes, without limitation, the indebtedness evidenced by a note and secured by a related first mortgage.
     Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

     Net Cash Flow. As of any determination, the sum of (a) Consolidated Net Operating Income from Eligible Real Estate included in the calculation of the Borrowing Base Value plus (b) the interest paid to all Subsidiary Guarantors for the immediately preceding four (4) calendar quarter period from all Eligible Notes Receivable included in the calculation of the Borrowing Base Value. In the event that Eligible Real Estate or an Eligible Note Receivable included in the calculation of the Borrowing Base Value has been owned by a Subsidiary Guarantor for less than four (4) full quarters, the Net Cash Flow of such Subsidiary Guarantor from such Borrowing Base Asset shall be annualized in a manner reasonably acceptable to Agent.
     Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.
     Net Offering Proceeds. The gross cash proceeds received by Parent, the Borrower or any of its Subsidiaries as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by Parent, Borrower or such Subsidiary in connection therewith.
     Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness; (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document); or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.
     Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the amount of such claim) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross-defaulted and cross-collateralized with the loans to such other Single Asset Entities.
     Notes. See §2.1(b).
     Notice. See §19.
     Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.
     OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.
     Off-Balance Sheet Obligations. Liabilities and obligations of Parent, the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which Parent would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Parent’s report on Form 10-Q or Form 10-K (or their equivalents) which Parent is required to file with the SEC (or any Governmental Authority substituted therefore). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).
     Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.
     Parent. As defined in the preamble hereto.
     Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
     PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
     Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.
     Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
     Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle A, Title I of ERISA.
     Potential Collateral. Any Equity Interest of the Borrower in a Subsidiary Guarantor which is not at the time included in the Collateral and which consists of Equity Interests in a wholly-owned Subsidiary of Borrower which owns (i) Eligible Real Estate, or Real Estate which is capable of becoming Eligible Real Estate through the approval of the Required Lenders and the completion and delivery of Eligible Real Estate Qualification Documents, or (ii) an Eligible Note Receivable.
     Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Parent, the Borrower or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the Borrower or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.
     Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both. Preferred Securities shall include any Trust Preferred Equity which does not exceed the limits set forth in §8.15.
     Pricing Level. Such term shall have the meaning established within the definition of Applicable Margin.
     Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower, any Guarantor or any of their respective Subsidiaries, including, without limitation, the Subject Properties.
     Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.
     Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to Borrower or Parent. Recourse Indebtedness shall not include Non-Recourse Indebtedness.
     Register. See §18.2.
     REIT Status. With respect to Parent, its status as a real estate investment trust as defined in §856(a) of the Code.
     Release. See §6.20(c)(iii).
     Release Letter. A letter executed by Agent releasing Equity Interests and Subsidiary Guarantors, substantially in the form attached hereto as Exhibit L.
     Rent Roll. A report prepared by the Borrower showing for each Subject Property owned or leased by Borrower or a Subsidiary Guarantor, its occupancy, lease expiration dates, lease rent and other information as presented to Agent prior to the date hereof and updated by Borrower from time to time.
     Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty-six and 7/10 percent (66.7%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Delinquent Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Delinquent Lenders.

     Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.
     SEC. The federal Securities and Exchange Commission.
     Security Documents. Collectively, the Guaranty, the Joinder Agreements, the Assignment of Interests, the Acknowledgments, the Indemnity Agreements, UCC-1 financing statements and any further collateral assignments by Borrower or any Guarantor to the Agent for the benefit of the Lenders.
     Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of Borrower and which is not a Subsidiary Guarantor which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).
     S&P. Standard & Poor’s Ratings Group.
     State. A state of the United States of America and the District of Columbia.
     Subject Property or Subject Properties. The Eligible Real Estate owned or leased pursuant to a ground lease approved by the Agent by a Subsidiary Guarantor which is included in the calculation of the Borrowing Base Value.
     Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
     Subsidiary Guarantors. GCC Coco, Inc., Pocono PA GCC, LP, GCC Norfolk LLC, RC06 Menomonee Falls WI LLC, YCC06 South Hadley MA LLC, EE, 208 South Rogers Lane, Raleigh, NC LLC, WMI05 Hazelwood MO LLC, CMS06-3 LLC, Gladstone Lending LLC, and any Additional Guarantor that is the direct or indirect owner (other than Parent and Borrower) of a Subject Property or Eligible Note Receivable.
     Survey. An ALTA/ACSM instrument survey of each Subject Property or property subject to an Eligible Note Receivable prepared by a registered land surveyor or other instrument survey reasonably satisfactory to the Agent.

     Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time. As of the date of this Agreement, the Total Commitment is $75,000,000.00, and is subject to increase as provided in §2.10.
     Trust Preferred Equity. Any Indebtedness of the Borrower, the Parent and any of their Subsidiaries which (i) has an original maturity of not less than thirty (30) years, (ii) is not putable to any of the Borrower, the Parent and any of their Subsidiaries, (iii) is non-amortizing and provides for payment of interest only not more often than quarterly, (iv) imposes no financial covenants on Borrower, Parent or their respective Subsidiaries, and (v) is subordinated to the Loan Documents and the Obligations of the Borrower and the Guarantors thereunder on such terms as are reasonably acceptable to the Agent.
     Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.
     Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.
     Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person (other than customary rights of depository institutions in the ordinary course of business with respect to bank accounts).
     Variable Rate Debt. Indebtedness that is payable by reference to a rate of interest that may vary, float or change during the term of such Indebtedness (that is, a rate of interest that is not fixed for the entire term of such Indebtedness).
     §1.2 Rules of Interpretation.
          (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.
          (b) The singular includes the plural and the plural includes the singular.
          (c) A reference to any law includes any amendment or modification of such law.
          (d) A reference to any Person includes its permitted successors and permitted assigns.
          (e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

          (f) The words “include”, “includes” and “including” are not limiting.
          (g) The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.
          (h) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.
          (i) Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.
          (j) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.
          (k) In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrower or Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, Guarantors, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.
§2. THE REVOLVING CREDIT FACILITY.
     §2.1 Loans.
          (a) Subject to the terms and conditions set forth in this Agreement, each of the Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with §2.6, such sums as are requested by the Borrower for the purposes set forth in §2.8 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the sum of (A) the Borrowing Base Advance Amount minus (B) the sum of (1) the amount of all outstanding Loans and (2) the aggregate amount of Letter of Credit Liabilities; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; and provided, further, that the outstanding principal amount of the Loans (after giving effect to all amounts requested) and Letter of Credit Liabilities shall not at any time exceed the Total Commitment or cause a violation of the covenant set forth in §9.1. The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Lender that such conditions have not been satisfied. No Lender shall have any obligation to make Loans to Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of such Lender’s Note.
          (b) The Loans shall be evidenced by separate promissory notes of Borrower in substantially the form of Exhibit A hereto (collectively, the “Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Note shall be payable to the order of each Lender in the principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes Agent to make or cause to be made, at or about the time of the Drawdown Date of any Loan or the time of receipt of any payment of principal thereof, an appropriate notation on Agent’s Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Lender, but the failure to record, or any error in so recording, any such amount on Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any such Note when due.
     §2.2 Facility Unused Fee. The Borrower agrees to pay to the Agent for the account of the Lenders in accordance with their respective Commitment Percentages a facility unused fee calculated each day at the rate per annum of 0.15% on the daily amount by which the Total Commitment exceeds the outstanding principal amount of Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Maturity Date. The facility unused fee shall be payable quarterly in arrears on the first (1st) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Commitments shall be reduced or shall terminate as provided in §2.3, with a final payment on the Maturity Date.
     §2.3 Reduction and Termination of the Commitments. The Borrower shall have the right at any time and from time to time upon three (3) Business Days’ prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Total Commitment be reduced in such manner to an amount less than $37,500,000.00, other than in the case of a termination of the facility by the Borrower) or to terminate entirely the unborrowed portion of the Commitments (provided that such termination would not result in the Total Commitment being reduced to an amount less than $37,500,000.00), whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Loans and the Letter of Credit Liabilities would exceed the Commitments of the Lenders as so terminated or reduced.

Promptly after receiving any notice from the Borrower delivered pursuant to this §2.3, the Agent will notify the Lenders of the substance thereof. Any reduction of the Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the maximum amount of Letters of Credit. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Lenders the full amount of any facility fee under §2.2 then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.
     §2.4 [Intentionally omitted.]
     §2.5 Interest on Loans.
          (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin.
          (b) Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin.
          (c) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.
          (d) Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.
     §2.6 Requests for Loans. Except with respect to the initial Loan on the Closing Date, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit C hereto (or telephonic notice confirmed in writing in the form of Exhibit G hereto) of each Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Loans and two (2) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Loans. Each such notice shall specify with respect to the requested Loan the proposed principal amount of such Loan, the Type of Loan, the initial Interest Period (if applicable) for such Loan and the Drawdown Date. Each such notice shall also contain (i) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.8) and (ii) a certification by the chief financial officer or chief accounting officer of Parent that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request shall be (a) for a Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (b) for a LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $200,000.00 in excess thereof;

provided, however, that there shall be no more than ten (10) LIBOR Rate Loans outstanding at any one time.
     §2.7 Funds for Loans.
          (a) Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Loans, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Lenders by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing. In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or Lenders so failing or refusing to make available to the Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.5.
          (b) Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%).
     §2.8 Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit solely to (a) pay closing costs in connection with this Agreement; (b) to finance Borrower’s direct and indirect investments in Real Estate and Mortgage Receivables; and (c) for general working capital purposes.

     §2.9 Letters of Credit.
          (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit as the Borrower may request upon the delivery of a written request in the form of Exhibit D hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed Twenty Million Dollars ($20,000,000.00), (iii) in no event shall the sum of (A) the Loans Outstanding and (B) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the Total Commitment, (iv) in no event shall the outstanding principal amount of the Loans and Letters of Credit Liabilities (after giving effect to any requested Letters of Credit) cause a violation of the covenant set forth in §9.1, (v) the conditions set forth in §§10 and 11 shall have been satisfied, (vi) no Lender is a Delinquent Lender (provided Issuing Lender may, in its sole discretion, be entitled to waive this condition), and (vii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending on the date which is five (5) days prior to the Maturity Date, or to the Maturity Date to the extent any such Letter of Credit has been cash collateralized in a manner reasonably satisfactory to the Agent and the Issuing Lender (but in any event the term shall not extend beyond the Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Commitment as a Loan. The Existing Letter of Credit shall upon the Closing Date be deemed to be a Letter of Credit under this Agreement.
          (b) Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial or chief accounting officer of Parent that the Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit H attached hereto) and documents as the Issuing Lender may reasonably require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

          (c) The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.9(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.
          (d) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Lender’s obligation to participate in a Letter of Credit shall be affected by any other Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.
          (e) Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fee calculated at the rate of one-eighth of one percent (0.125%) per annum of the amount available to be drawn under such Letter of Credit (which fee shall not be less than $1,500 in any event), and (ii) for the accounts of the Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the amount available to be drawn under such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to Issuing Lender for its own account within five (5) days of demand of Issuing Lender the standard issuance and documentation charges for Letters of Credit issued from time to time by Issuing Lender.
          (f) In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Base Rate Loan under this Agreement (Borrower being deemed to have requested a Base Rate Loan on such date in an amount equal to the amount of such drawing and such amount drawn shall be treated as an outstanding Base Rate Loan under this Agreement) and the Agent shall promptly notify each Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Lender’s Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Lender shall not make such amount available on the Business Day on which such draw is funded, such Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1.0%) for each day thereafter. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Lender was required to fund pursuant to this §2.9(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Lender to make funds available to the Agent in such amount shall not relieve any other Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.9(f).
          (g) If after the issuance of a Letter of Credit pursuant to §2.9(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Loan, each Lender will, on the date such Loan pursuant to §2.9(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Commitment Percentage of the amount of such Letter of Credit. Each Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.
          (h) Whenever at any time after the Issuing Lender has received from any Lender any such Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.
          (i) The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.
          (j) [Intentionally omitted.]
          (k) Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.
     §2.10 Increase in Total Commitment.
          (a) Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.10, the Borrower shall have the option at any time and from time to time before the date that is forty-five (45) days prior to the Maturity Date (or the extended maturity date if Borrower exercises its extension option pursuant to §2.11) to request an increase in the Total Commitment to not more than $125,000,000.00 by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $5,000,000.00. Upon receipt of any Increase Notice, the Agent shall consult with Arranger and shall notify the Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Arranger pursuant to the Agreement Regarding Fees). If the Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Commitment and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arranger shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis as the Agent and the Arranger shall determine in their sole discretion. If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Borrower, then the Agent, Arranger or Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arranger and Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.
          (b) On any Commitment Increase Date the outstanding principal balance of the Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Loans owed to each Lender shall be equal to such Lender’s Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Loans. The participation interests of the Lenders in Letters of Credit shall be similarly adjusted. On any Commitment Increase Date those

Lenders whose Commitment Percentages are increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose Commitment Percentages are decreasing as necessary to accomplish the required reallocation of the outstanding Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their Commitment Percentages. To the extent such reallocation results in certain Lenders receiving funds which are applied to LIBOR Rate Loans prior to the last day of the applicable Interest Period, then the Borrower shall pay to the Agent for the account of the affected Lenders the Breakage Costs for each such Lender (provided that the parties agree to attempt to coordinate the closing of any increase of the Total Commitment to minimize Breakage Costs that may come due); provided, however, each Lender agrees to apply any amounts received by them pursuant to this §2.10(b) first to the principal of any Base Rate Loans held by such Lender and then to the principal of LIBOR Rate Loans held by such Lender.
          (c) Upon the effective date of each increase in the Total Commitment pursuant to this §2.10 the Agent may unilaterally revise Schedule 1 and the Borrower shall execute and deliver to the Agent new Notes for each Lender whose Commitment has changed so that the principal face amount of such Lender’s Note shall equal its Commitment. The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Notes. Within five (5) days of issuance of any new Notes pursuant to this §2.10(c), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement. The surrendered Notes shall be promptly canceled and returned to the Borrower.
          (d) Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.10 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Commitment:
               (i) Payment of Activation Fee. The Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arranger such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arranger shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and
               (ii) No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and
               (iii) Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased (except to the extent of any changes resulting from transactions permitted by this Agreement that singly or in the aggregate have not had or could not reasonably be expected to have a Material Adverse Effect, and except to the extent such representations relate expressly to an earlier date, which representations shall be required to be true and correct only as of such specified date), both immediately before and after the Total Commitment is increased; and
               (iv) Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to Agent and the Lenders such additional documents (including, without limitation, amendments to the Security Documents), instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase, and the Borrower shall pay all recording costs and fees, and any and all intangible taxes or other documentary taxes, assessments or charges or any similar fees, taxes or expenses which are or are to be incurred by Agent, Arranger or the Lenders in connection with such increase; and
               (v) Other. The Borrower shall satisfy such other conditions to such increase as Agent may require in its reasonable discretion.
     §2.11 Extension of Maturity Date. The Borrower shall have the one-time right and option, in its sole discretion, to extend the Maturity Date to December 29, 2010, upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Maturity Date:
          (a) Extension Request. The Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not later than the date which is forty-five (45) days prior to the Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Borrower.
          (b) Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Lenders in accordance with their respective Commitments an extension fee in an amount equal to twenty (20) basis points on the Total Commitment in effect on the Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.
          (c) No Default. On the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.
          (d) Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower and the Guarantors in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Maturity Date (as determined without regard to such extension) other than for representations to the extent they relate expressly to an earlier date, which representations shall be required to be true and correct only as of such specified date, and except to the extent of any changes resulting from transactions permitted by this Agreement that singly or in the aggregate have not had or could not reasonably be expected to have a Material Adverse Effect.
          (e) Updated Appraisals. Agent at its option, in its reasonable discretion, shall have obtained from an Approved Appraiser at Borrower’s expense new Appraisals or updates to existing Appraisals and determined the current Appraised Values of the Subject Properties and the properties subject to Eligible Notes Receivable included in the calculation of the Borrowing Base Value.
§3. REPAYMENT OF THE LOANS.
     §3.1 Stated Maturity. The Borrower promises to pay on the Maturity Date and there shall become absolutely due and payable on the Maturity Date all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.
     §3.2 Mandatory Prepayments. If at any time the sum of the aggregate outstanding principal amount of the Loans and the Letter of Credit Liabilities exceeds (a) the Total Commitment or (b) the Borrowing Base Advance Amount, then the Borrower shall, within five (5) Business Days of such occurrence, pay the amount of such excess to the Agent for the respective accounts of the Lenders, as applicable, for application to the Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8.
     §3.3 Optional Prepayments. The Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, and in the case of prepayment in full, at Borrower’s election, to terminate the Commitments; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8. The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent).
     §3.4 Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied in the absence of instruction by the Borrower, to the principal of Base Rate Loans and then to the principal of LIBOR Rate Loans.
     §3.5 Effect of Prepayments. Amounts of the Loans prepaid under §3.2 and §3.3 prior to the Maturity Date may be reborrowed as provided in §2.

§4. CERTAIN GENERAL PROVISIONS.
     §4.1 Conversion Options.
          (a) The Borrower may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan, unless Borrower elects to pay the Breakage Costs association with such conversion; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least two (2) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $200,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than ten (10) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $100,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $200,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.
          (b) Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.
          (c) In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued as a LIBOR Rate Loan for the same Interest Period (unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case the Interest Period shall be the Interest Period closest to the time remaining, without exceeding the time to the Maturity Date) at the end of the applicable Interest Period.
     §4.2 Fees. The Borrower agrees to pay to KeyBank certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to the separate fee letter dated September 15, 2006 between Parent and KeyBank (the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.
     §4.3 [Intentionally Omitted.]

     §4.4 Funds for Payments.
          (a) All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in immediately available funds. The Agent is hereby authorized to charge the accounts of the Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent.
          (b) All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes (other than income or franchise taxes imposed on any Lender), levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under any other Loan Document.
          (c) Each Lender organized under the laws of a jurisdiction outside the United States, if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with such duly executed form(s) or statement(s) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, indicates the withholding status of such Lender; provided that nothing herein (including without limitation the failure or inability to provide such form or statement) shall relieve the Borrower of its obligations under §4.4(b). In the event that the Borrower shall have delivered the certificates or vouchers described above for any payments made by the Borrower and such Lender receives a refund of any taxes paid by the Borrower pursuant to §4.4(b), such Lender will pay to the Borrower the amount of such refund promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund, the Borrower shall promptly repay to such Lender the amount of such refund.

          (d) The obligations of the Borrower to the Lenders under this Agreement (and of the Lenders to make payments to the Issuing Lender with respect to Letters of Credit) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Borrower or any of its Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.
     §4.5 Computations. All computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.
     §4.6 Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan, the Agent shall in its good faith discretion determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall promptly notify the Borrower and the Lenders thereof.
     §4.7 Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrower hereunder.
     §4.8 Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.
     §4.9 Additional Costs, Etc. Notwithstanding anything herein to the contrary, but subject to §4.14, if any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

          (a) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or
          (b) materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or
          (c) impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or
          (d) impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:
               (i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or
               (ii) to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or
               (iii) to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.
     §4.10 Capital Adequacy. If after the date hereof any Lender determines in good faith that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’ s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined by Lender in its good faith discretion, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.
     §4.11 Breakage Costs. Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from Agent, or such earlier date as may be required by this Agreement.
     §4.12 Default Interest. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to two percent (2.0%) above the Base Rate (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to two percent (2.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.
     §4.13 Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error.
     §4.14 Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.
     §4.15 Certain Provisions Relating to Increased Costs. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.9 or §4.10, then, upon request of Borrower, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrower under the foregoing provisions, provided that such action would not be otherwise prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.9 or §4.10 (each, an “Affected Lender”), then, within thirty (30) days after such notice or request for payment or compensation, Borrower shall have the one-time right as to such Affected Lender to be exercised by delivery of written notice delivered to the Agent and the Affected Lender within thirty (30) days of receipt of such notice to elect to cause the Affected Lender to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender, the Affected Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrower to the Affected Lender, including principal and all accrued and unpaid interest or fees.
§5. COLLATERAL SECURITY.
     §5.1 Collateral. The Obligations shall be secured by (i) a perfected first priority lien to be held by the Agent for the benefit of the Lenders in the Equity Interests pledged pursuant to the Assignment of Interests. The Obligations shall be guaranteed by the Guarantors pursuant to the Guaranty.
     §5.2 Appraisals; Adjusted Value.
          (a) In the event that Borrower elects to extend the Maturity Date as provided in §2.11, then the Agent may on behalf of the Lenders (either in connection with any such extension or at any time thereafter), in its reasonable discretion, obtain updates to existing Appraisals of each of the Subject Properties and any real estate encumbered by an Eligible Note Receivable. Said updated Appraisals will be ordered by Agent or a third-party consultant on behalf of Borrower from an Approved Appraiser, and reviewed and approved by the appraisal department of the Agent, and the Borrower shall pay to such Approved Appraiser, promptly upon delivery to Borrower by Agent of an invoice from such Approved Appraiser, all reasonable costs of such Appraisals.
          (b) Notwithstanding the provisions of §5.2(a), the Agent may, for the purpose of determining the current Appraised Value of the Subject Properties and any real estate encumbered by an Eligible Note Receivable, obtain new Appraisals or an update to existing Appraisals with respect to the Subject Properties and any real estate encumbered by an Eligible Note Receivable, or any of them, as the Agent shall in good faith determine (i) at any time that the regulatory requirements of any Lender generally applicable to real estate loans of the category made under this Agreement as reasonably interpreted by such Lender shall require more frequent Appraisals, or (ii) at any time following a Default or Event of Default, or (iii) if the Agent reasonably believes that there has been a material adverse change with respect to any Subject Property or any real estate encumbered by an Eligible Note Receivable including, without limitation, a material change in the market in which any Subject Property or any real estate encumbered by an Eligible Note Receivable is located, which may reasonably be expected to affect the value of such Subject Property or any real estate encumbered by an Eligible Note Receivable. The expense of such Appraisals and/or updates performed pursuant to this §5.2(b) shall be borne by the Borrower and payable to such Approved Appraiser, promptly upon delivery to Borrower by Agent of an invoice from such Approved Appraiser; provided the Borrower shall not be obligated to pay for an Appraisal of a Subject Property or any real estate encumbered by an Eligible Note Receivable obtained pursuant to this §5.2(b) more often than once in any period of twelve (12) months.
          (c) The Borrower acknowledges that the Agent has the right to approve, in its reasonable discretion, any Appraisal performed pursuant to this Agreement. The Borrower further agrees that the Lenders and Agent do not make any representations or warranties with respect to any such Appraisal and shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value of such property that is the subject of such Appraisal given by the local tax assessor’s office, or the Borrower’s idea of the value of such property.
     §5.3 Addition of Equity Interests.
          (a) After the Closing Date, the Borrower shall have the right, subject to the consent of the Agent and the Required Lenders (which consent may be withheld in their sole and absolute discretion) and the satisfaction by the Borrower of the conditions set forth in this §5.3, to add Potential Collateral to the Collateral for the purpose of increasing the Borrowing Base Value. In the event the Borrower desires to add additional Potential Collateral as aforesaid, the Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders), together with all documentation and other information reasonably required to permit the Agent to determine whether the assets to which such Potential Collateral relates are Eligible Real Estate or an Eligible Note Receivable. Agent shall provide the information described in §5.3(b)(i)-(viii) to the Lenders within three (3) Business Days of receipt. Thereafter, the Agent shall have ten (10) Business Days from the date of the receipt of the last of such documentation and other information to advise the Borrower whether the Required Lenders consent to the acceptance of such Potential Collateral. If a Lender shall fail to respond within such ten (10) Business Day period, such Lender shall be deemed to have approved such proposed Potential Collateral. Notwithstanding the foregoing, no Potential Collateral shall be included as Collateral unless and until the following conditions precedent shall have been satisfied:
               (i) Borrower shall have delivered to Agent a written request to add such Potential Collateral as Collateral, together with a description of such Potential Collateral;
               (ii) The owner of the Eligible Real Estate or Eligible Note Receivable shall be a wholly-owned Subsidiary of Borrower;
               (iii) the owner of such Eligible Real Estate or Eligible Note Receivable (and any indirect owner of such Subsidiary) shall have executed a Joinder Agreement and satisfied the conditions of §5.5;
               (iv) the Borrower or such Subsidiary, as applicable, shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents, all of which instruments, documents or agreements shall be in form and substance reasonably satisfactory to the Agent;
               (v) Agent and Borrower shall have entered into an amendment to the Assignment of Interests such that Agent shall have a first priority perfected lien on 100% of the Equity Interests in such Subsidiary owning such Eligible Real Estate or Eligible Note Receivable, and Borrower shall have delivered to Agent certificates evidencing such Equity Interests together with such transfer powers or assignments as Agent may reasonably require, and Agent shall have recorded such UCC financing statements or amendments thereto reflecting such pledge as Agent may reasonably require (Agent agreeing to promptly send for filing such amendments);
               (vi) prior to or contemporaneously with such addition, Borrower shall have submitted to Agent a Borrowing Base Certificate prepared on a pro forma basis (and adjusted to give effect to such addition) and shall certify that after giving effect of such addition, no Default or Event of Default shall exist;
               (vii) after giving effect to the inclusion of such Potential Collateral, each of the representations and warranties made by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the addition of such Potential Collateral, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date) and except to the extent of any changes resulting from transactions permitted by this Agreement that singly or in the aggregate have not had or could not reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default shall have occurred and be continuing (including, without limitation, any Default under §7.18), and the Agent shall have received a certificate of the Borrower to such effect; and
               (viii) Agent shall have received the prior written consent of the Required Lenders to, the inclusion of such Potential Collateral as Collateral.
     Notwithstanding anything to the contrary herein, in the event such Potential Collateral does not qualify as such, such Potential Collateral shall be included as Collateral so long as the Agent shall have received the prior written consent of each of the Requisite Lenders to the inclusion of such Potential Collateral.
          (b) Borrower may, at its option, obtain preliminary approval of the Required Lenders of Potential Collateral by delivering to the Agent and each of the Lenders the following with respect to such Potential Collateral:
               (i) Owner shall deliver to Agent a written request to add such Potential Collateral as Collateral, together with a description of such Potential Collateral;
               (ii) Borrower’s internal investment committee approval package;
               (iii) any tenant leases, including all amendments thereto, associated with the proposed asset;
               (iv) a pro forma Borrowing Base Certificate showing the impact of the addition of such Potential Collateral to the Collateral;
               (v) an updated title commitment for the subject property;
               (vi) a physical description of the real estate;
               (vii) a current environmental report, a current engineering report and similar information reasonably satisfactory to the Required Lenders;
               (viii) a certification to the knowledge of Borrower that such real estate or note receivable will satisfy (or is anticipated to satisfy upon the acceptance of the Equity Interests relating to such real estate or note receivable as Collateral) each of the other conditions to the acceptance of the Equity Interests relating to real estate or a note receivable as Collateral; and
               (ix) such other documents which may be reasonably requested by Agent.

The Required Lenders shall have ten (10) Business Days following receipt of all of the foregoing items to grant or deny preliminary approval for such proposed Potential Collateral. If a Lender shall fail to respond within such ten (10) Business Day period, such Lender shall be deemed to have approved such proposed Potential Collateral. Agent shall notify the Borrower if and when the Required Lenders have granted such preliminary approval. In the event that the Required Lenders grant such preliminary approval, the Borrower shall satisfy the remaining requirements to the acceptance of such Collateral as provided in §5.3(a), except to the extent waived by the Required Lenders in their sole discretion. Such Collateral shall not be included in the calculation of the Borrowing Base Value until the requirements of §5.3(a) are satisfied, unless to the extent waived by the Required Lenders in accordance with the preceding sentence.
     §5.4 Release of Collateral. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.4), the Agent shall release the Equity Interests in a Subsidiary Guarantor from the lien or security title of the Security Documents encumbering the same upon the request of the Borrower subject to and upon the following terms and conditions:
          (a) the Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than three (3) Business Days prior to the date on which such release is to be effected;
          (b) the Borrower shall submit to the Agent with such request an updated Borrowing Base Certificate adjusted to give effect to the proposed release and shall certify to Agent that no Default or Event of Default shall exist after giving effect to such release;
          (c) the Borrower shall pay all reasonable costs and expenses of the Agent in connection with such release, including without limitation, reasonable attorney’s fees;
          (d) the Borrower shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.4, in an amount equal to the amount necessary to reduce the outstanding principal balance of the Loans so that no violation of the covenant set forth in §9.1 shall occur;
          (e) without limiting or affecting any other provision hereof, any release of the Equity Interests in a Subsidiary Guarantor will not cause the Borrower to be in violation of the covenants set forth in §7.18; and
          (f) such release would not result in the calculation of the Borrowing Base Value to be determined from less than five (5) Subject Properties and Eligible Notes Receivable which have a combined Borrowing Base Value of less than $50,000,000.00 unless otherwise approved in writing by the Required Lenders.
     Upon satisfaction of the terms and conditions of this §5.4, the Agent shall promptly execute and deliver to Borrower a Release Letter with respect to the applicable Equity Interests and Subsidiary Guarantors, and shall promptly file an amendment to Agent’s UCC financing statement evidencing the partial termination and release of Agent’s security interest and lien in the applicable Equity Interests, all without the need for any consent from, or notice to, any Lender.

     §5.5 Additional Guarantors. As a condition to the addition of any Collateral pursuant to §5.3, Borrower shall cause each such Subsidiary (and any entity other than Borrower or another existing Guarantor having an interest in such Subsidiary of Borrower) to execute and deliver to Agent a Joinder Agreement, and such Subsidiary (and any such entity) shall become a Guarantor hereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to guarantee the Obligations and to execute the Joinder Agreement and an Acknowledgment. Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, Borrower shall deliver to the Agent the items that would have been delivered under §10.2 through §10.4 if such Subsidiary had been a Guarantor as of the date hereof.
     §5.6 Release of Collateral. Upon the refinancing or repayment of the Obligations in full, then the Agent shall be entitled to release the Collateral from the lien and security interest of the Security Documents and to release the Guarantors.
§6. REPRESENTATIONS AND WARRANTIES.
     The Borrower represents and warrants to the Agent and the Lenders as follows.
     §6.1 Corporate Authority, Etc.
          (a) Incorporation; Good Standing. Parent is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. Parent conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdiction of its organization and in each other jurisdiction where a failure to be so qualified in such other jurisdiction has had or could reasonably be expected to have a Material Adverse Effect.
          (b) Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where a Subject Property or real estate encumbered by an Eligible Note Receivable owned by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect (and with respect to Subsidiaries of Borrower that are not Guarantors, except where a failure to comply with §6.1(b)(i), (ii) and (iii)

individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect).
          (c) Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent.
          (d) Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.
     §6.2 Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained and the filing of the Security Documents in the appropriate records office with respect thereto.
     §6.3 Title to Properties. Except as indicated on Schedule 6.3 hereto, the Borrower, the Guarantors and their respective Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of Parent as at the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date) or other adjustments that are not material in amount, subject to no rights of others, including any mortgages, leases pursuant to which Borrower or any of its Subsidiaries or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens and as to Subsidiaries of Borrower that are not Guarantors, except for such defects as individually or in the aggregate have not had and could not reasonably be expected to have a Material Adverse Effect.
     §6.4 Financial Statements. The Borrower has furnished to Agent: (a) the consolidated balance sheet of Parent and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended, (b) as of the

Closing Date, an unaudited statement of Consolidated Net Operating Income for the period ending September 30, 2006 reasonably satisfactory in form to the Agent, and (c) certain other financial information relating to the Borrower, the Guarantors and the Collateral. Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of Parent and its Subsidiaries as of such dates and the consolidated results of the operations of Parent and its Subsidiaries for such periods.
     §6.5 No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition or business of the Borrower, Guarantors and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the Parent as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business of any of the Subject Properties from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of such Subject Property.
     §6.6 Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others except with respect to Subsidiaries of Borrower that are not Guarantors where such failure individually or in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect.
     §6.7 Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which if adversely determined could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries, any Collateral, any Subject Property or any Eligible Note Receivable included in the calculation of the Borrowing Base Value.
     §6.8 No Material Adverse Contracts, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective

Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.
     §6.9 Compliance with Other Instruments, Laws, Etc. None of the Borrower, the Guarantors or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.
     §6.10 Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers or partners of such Person know of no basis for any such claim. There are no audits pending or to the knowledge of Borrower threatened with respect to any tax returns filed by Borrower, the Guarantors or their respective Subsidiaries. The taxpayer identification number for Parent is 02-0681276, and for the Borrower is 91-2198700. No representation is made in this §6.9 regarding property taxes.
     §6.11 No Event of Default. No Default or Event of Default has occurred and is continuing.
     §6.12 Investment Company Act. None of the Borrower, the Guarantors or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.
     §6.13 Absence of Liens. There are no Liens on any property of the Borrower, any Guarantor or their respective Subsidiaries or rights thereunder except as permitted by §8.2.
     §6.14 Setoff, Etc. The Collateral and the rights of the Agent and the Lenders with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses by the Guarantors, Borrower or any of its Subsidiaries or Affiliates or, to the best knowledge of Borrower, any other Person other than Permitted Liens described in §8.2(i) and (vi).
     §6.15 Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction.
     §6.16 Employee Benefit Plans. The Borrower, each Guarantor and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. None of the Borrowing Base Assets constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.
     §6.17 Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. There is no material fact or circumstance that has not been disclosed to the Agent and the Lenders, and the written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor, the Collateral, any Subject Property or any Eligible Note Receivable included in the calculation of the Borrowing Base Value (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Borrower’s and/or Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

     §6.18 Trade Name; Place of Business. Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. The principal place of business of the Borrower and each Guarantor is 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102.
     §6.19 Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower nor any Guarantor is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.
     §6.20 Environmental Compliance. The Borrower has obtained and provided to Agent, or in the case of Subject Properties acquired after the date hereof will obtain and provide to Agent, written environmental site assessment reports of the Environmental Engineer (collectively, the “Environmental Reports”). Except as set forth in the Environmental Reports with respect to Subject Properties, the Borrower makes the following representations and warranties:
          (a) Neither the Borrower, any Guarantor, their respective Subsidiaries nor to the best knowledge and belief of Borrower any operator of the Real Estate, nor any operations thereon, is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any Environmental Law, which violation (i) involves Real Estate (other than the Subject Properties) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves a Subject Property.
          (b) Neither the Borrower, any Guarantor nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances; which in any case (A) involves Real Estate other than the Subject Properties and has had or could reasonably be expected to have a Material Adverse Effect or (B) involves a Subject Property.
          (c) (i) No portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable

Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, any Guarantor, their respective Subsidiaries or, to the best knowledge and belief of the Borrower, the operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of business and in accordance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the storing of materials in reasonable quantities to the extent necessary for the operation of such property in the ordinary course of business, and in any event in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Subject Properties, which Release would reasonably be expected to have a material adverse effect on the value of such Subject Property or adjacent properties, or from any other Real Estate; (iv) except as set forth on Schedule 6.20 hereto, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.20(c) as to any Real Estate (other than the Subject Properties) where the foregoing has not had or could not reasonably be expected to have a Material Adverse Effect).
          (d) There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities on or affecting the Real Estate except where such existence as to any Real Estate other than a Subject Property has not had or could not be reasonably be expected to have a Material Adverse Effect.
          (e) There has been no claim by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability or adverse condition on any other property which as to any Real Estate other than a Subject Property has had or could reasonably be expected to have a Material Adverse Effect, nor is there any knowledge of any basis for such a claim.
          (f) The representations in §6.20 shall, as to real estate which is encumbered by an Eligible Note Receivable included in the calculation of the Borrowing Base Value, shall be made by Borrower to the same extent as to a Subject Property except that such representations shall be limited to Borrower’s knowledge and belief.
     §6.21 Subsidiaries; Organizational Structure. Schedule 6.21 sets forth, as of the date hereof, all of the Subsidiaries of the Parent and its Subsidiaries, the form and jurisdiction of organization of each of the Subsidiaries, and the Parent’s direct and indirect ownership interests therein. Schedule 6.21 sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, and the Borrower’s or its Subsidiary’s ownership interest therein. Parent has no direct Investment in any Unconsolidated Affiliate. Parent is the sole general partner of Borrower and as of the date hereof owns not less than one hundred percent (100%) of the economic, voting and beneficial interest in Borrower.
     §6.22 Leases. The Borrower has delivered to the Agent true copies of the leases and any amendments thereto relating to each Subject Property and each property which is encumbered by an Eligible Note Receivable included in the calculation of the Borrowing Base Value required on the date of submission to be delivered as a part of the Eligible Real Estate Qualification Documents. An accurate and complete Rent Roll as of the date of inclusion of Equity Interests relating to each Subject Property in the Collateral with respect to all leases of any portion of the Subject Property has been provided to the Agent. The leases reflected on such Rent Roll constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such property and in the Building relating thereto. Except as specifically described in the Tenant Estoppel Certificate relating to the lease applicable to each Subject Property and each property which is encumbered by an Eligible Note Receivable included in the calculation of the Borrowing Base Value required on the date of submission to be delivered as a part of the Eligible Real Estate Qualification Documents (and which estoppel is approved by Agent): (i) no tenant under any such lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, and (ii) each of such Leases is in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder. Neither the Borrower nor any Guarantor has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the leases, and to the best of the knowledge and belief of the Borrower and the Subsidiary Guarantors, there is no basis for any such claim or notice of default by any tenant. No property other than the Subject Property or the real estate encumbered by an Eligible Note Receivable included in the calculation of the Borrowing Base Value, which is the subject of the applicable lease is necessary to comply with the requirements (including, without limitation, parking requirements) contained in such lease, other than appurtenant rights and interests insured by the owner’s title insurance policy delivered as a part of the Eligible Real Estate Qualification Documents.
     §6.23 Property. All of the Subject Properties are in good condition and working order commensurate with their use and age and free from material defects, subject to ordinary wear and tear. All of the other Real Estate of the Borrower, Guarantors and their respective Subsidiaries is in good condition and working order commensurate with their age and use, subject to ordinary wear and tear, except where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. The Subject Properties, and the use and operation thereof, are in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws. The Subject Properties have adequate access and utility service for the uses for which they are intended. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Subject Properties which are payable by the Borrower or any Guarantor (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Borrower, the Guarantors or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement) except where such failure to pay has not had and could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Guarantor is a party to or has received any notice of any pending eminent domain proceedings against any of the Subject Properties, and to the knowledge of Borrower and Guarantors, there are no threatened or contemplated eminent domain proceedings against any of the Subject Properties. Neither the Borrower, any Guarantor nor any Subsidiary of either of them is a party to or has received any notice of any pending eminent domain proceedings against any other property of the Borrower, the Guarantors or their respective Subsidiaries or any part thereof, and, to the knowledge of the Borrower, no such proceedings are presently threatened or contemplated by any taking authority which may individually or in the aggregate have any Material Adverse Effect. None of the Subject Properties is now materially damaged as a result of any fire, explosion, accident, flood or other casualty. None of the other property of the Borrower, the Guarantors or their respective Subsidiaries is now damaged as a result of any fire, explosion, accident, flood or other casualty in any manner which individually or in the aggregate has had or could reasonably be expected to have any Material Adverse Effect. Each of the Subject Properties for which a Subsidiary Guarantor maintains insurance complies with the material requirements relating to insurance set forth in the Lease applicable to such Subject Property, and to the knowledge of the Borrower and the Subsidiary Guarantors, in the case where a tenant under a Lease is required to maintain insurance with regard to a Subject Property, such tenant maintains insurance that complies with the material requirements relating to insurance set forth in the Lease applicable to such Subject Property. Except as listed on Schedule 6.23, there are no Management Agreements for any of the Subject Properties. To the best knowledge of the Borrower and the Subsidiary Guarantors, there are no material claims or any bases for material claims in respect of any Subject Property or its operation by any party to any Management Agreement. No person or entity has any right or option to acquire any Subject Property or any Building thereon or any portion thereof or interest therein.
     §6.24 Brokers. Neither the Borrower nor any Guarantor has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.
     §6.25 Other Debt. As of the date of this Agreement, neither the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of the payment of any Indebtedness or the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.25 hereto sets forth all mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $1,000,000.00, and the Borrower has provided the Agent with true, correct and complete copies thereof.

     §6.26 Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.
     §6.27 No Bankruptcy Filing. Neither the Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Borrower has no knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.
     §6.28 No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower or any Guarantor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.
     §6.29 Transaction in Best Interests of Borrower; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower and each Guarantor. The direct and indirect benefits to inure to the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.
     §6.30 Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
     §6.31 OFAC. None of the Borrower or the Guarantors is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.
     §6.32 Status of the Eligible Notes Receivable. All duties, obligations and responsibilities required to be performed by the Subsidiary Guarantors with the Eligible Notes Receivable or related loan documents have been performed, and no payment default or failure to comply with other material obligations under any of such documents after the expiration of applicable grace or cure periods exists. To the best of Borrower’s knowledge, the Eligible Notes Receivable and related loan documents are valid and enforceable against the parties thereto in accordance with their terms, subject to insolvency, bankruptcy, moratorium and other laws affecting creditors’ rights generally, and are in compliance with all applicable laws. The Eligible Notes Receivable and related loan documents create a valid, enforceable and perfected first-priority lien and security interest in the property described therein, and Borrower and Guarantors shall take such actions as are necessary (including, without limitation, the filing of continuation statements) to cause such documents to remain a valid, enforceable and perfected first-priority lien and security interest therein. The Eligible Notes Receivable evidence bona fide indebtedness or obligations owing to a Subsidiary Guarantor, and to the best of Borrower’s knowledge, no obligor with respect to any Eligible Note Receivable has any rights to set off, counterclaim or defenses with respect to the payment or performance of any obligations thereunder.
§7. AFFIRMATIVE COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit hereunder:
     §7.1 Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.
     §7.2 Maintenance of Office. The Borrower and each Guarantor will maintain its respective chief executive office at 1521 Westbranch Drive, Suite 200, McLean, Virginia 22102, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon fifteen (15) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.
     §7.3 Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Required Lenders, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that Parent’s and Borrower’s fiscal year is a calendar year.
     §7.4 Financial Statements, Certificates and Information. Borrower will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:
          (a) as soon as available and in any event within ninety (90) days after the end of each calendar year, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders;
          (b) as soon as available and in any event within forty-five (45) days after the end of each of the four calendar quarters of each year, a consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and the related statement of income and statement of cash flows for such quarter and for the portion of the year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the previous year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer of Parent;
          (c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by the chief financial officer or chief accounting officer of Parent in the form of Exhibit F hereto (or in such other form as the Agent may approve from time to time). Calculations of income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be adjusted, where applicable;
          (d) as soon as available and in any event by the tenth (10th) Business Day of each succeeding month, a Borrowing Base Certificate dated as of the last day of the immediately preceding month in the form of Exhibit E attached hereto pursuant to which the Borrower shall calculate the amount of the Borrowing Base Advance Amount as of the end of the immediately preceding calendar quarter. Such Borrowing Base Certificate shall specify whether there are any defaults under leases at a Subject Property or a property subject to an Eligible Note Receivable, and with respect to Eligible Notes Receivable included in the calculation of the Borrowing Base Value, include a list of such Eligible Notes Receivable, the outstanding principal balance thereof, the maturity date, the collateral, any delinquencies or other defaults thereunder and whether such Eligible Note Receivable satisfies each and every requirement in this Agreement to qualify as an Eligible Note Receivable;
          (e) upon the request of the Agent, copies of all financial statements, reports or proxy statements sent to the shareholders of Parent;

          (f) upon the request of the Agent, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly, monthly or special (8-K) reports which Parent or Borrower shall file with the SEC provided that, in the case of annual and quarterly reports on Forms 10-K and 10-Q, respectively, such reports shall be deemed to be delivered hereunder if posted on the Parent’s website; and
          (g) from time to time such other financial data and information in the possession of the Borrower, each Guarantor or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Borrower and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Borrower or any Guarantor) as the Agent may reasonably request.
Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to Agent and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof. Upon the request of Agent, Borrower and Parent shall deliver paper copies thereof to Agent and the Lenders. Borrower and Parent authorize Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and the Borrower and Parent release Agent and the Lenders from any liability in connection therewith.
     §7.5 Notices.
          (a) Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default”. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower, any Guarantor or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Borrower shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.
          (b) Environmental Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in either case involves (A) any Subject Property or property which is the subject of an Eligible Note Receivable included in the calculation of the Borrowing Base Value, or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.
          (c) Notification of Claims Against Collateral. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Subject Property or property which is the subject of an Eligible Note Receivable included in the calculation of the Borrowing Base Value, environmental claims), withholdings or other defenses to which any of the Collateral, or the rights of the Agent or the Lenders with respect to the Collateral, are subject.
          (d) Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against any of the Borrower, any Guarantor or any of their respective Subsidiaries that could either cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower and each Guarantor will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any of the Borrower, any Guarantor or any of their respective Subsidiaries in an amount in excess of $5,000,000.00.
          (e) Notice of Disqualification. Borrower will give notice to the Agent in writing within five (5) Business Days after becoming aware of any payment default or other failure to comply with other material obligations after the expiration of applicable grace or cure periods under any Eligible Note Receivable included in the calculation of the Borrowing Base Value or of any failure of any Eligible Note Receivable or Eligible Real Estate to satisfy the conditions in this Agreement to inclusion within the calculation of the Borrowing Base Value.
          (f) ERISA. The Borrower will give notice to the Agent within five (5) Business Days after the Borrower or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.
          (g) Notices of Default Under Leases. Borrower will give notice to the Agent in writing within five (5) Business Days after Borrower or any Guarantor (i) receives notice from a tenant under a lease of a Subject Property or a property subject to an Eligible Note Receivable of a default by the landlord under such lease or from a landlord of a default by a tenant under a lease of a property subject to an Eligible Note Receivable, or (ii) delivers a notice to any tenant under a lease of a Subject Property of a default by such tenant under its lease.

          (h) Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.
     §7.6 Existence; Maintenance of Properties.
          (a) The Borrower will preserve and keep in full force and effect its existence as a Delaware limited partnership. Each Guarantor will preserve and keep in full force and effect its legal existence in the jurisdiction of its incorporation or formation. The Borrower will cause each of its Subsidiaries which is not a Guarantor to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect. The Borrower will preserve and keep in full force all of its rights and franchises and those of its Subsidiaries, the preservation of which is necessary to the conduct of their business (except with respect to Subsidiaries of Borrower that are not Guarantors, where such failure has not had and could not reasonably be expected to have a Material Adverse Effect). Parent shall at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status. The common stock of Parent shall at all times be listed for trading and be traded on NASDAQ, the New York Stock Exchange or another nationally recognized exchange unless otherwise consented to by the Required Lenders. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors.
          (b) The Borrower (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear and damage by casualty excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure so to do would have a material adverse effect on the condition of any Subject Property or would cause a Material Adverse Effect.
     §7.7 Insurance. The Borrower, Parent and their respective Subsidiaries (as applicable) will procure and maintain or cause to be procured and maintained insurance covering the Borrower, Parent and their respective Subsidiaries (as applicable) and the Real Estate in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy; it being understood and agreed that the foregoing shall not modify any obligation of a tenant under a Lease with regard to the placement and maintenance of insurance.
     §7.8 Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all taxes, assessments and other governmental charges imposed upon them or upon the Subject Properties or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Collateral or other property of Borrower, the Guarantors or their respective Subsidiaries, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings by Borrower, the Guarantors, their respective Subsidiaries or a tenant which shall suspend the collection thereof with respect to such property, and neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, any such Guarantor, any such Subsidiary or a tenant either (i) will provide a bond issued by a surety reasonably acceptable to the Agent or other collateral satisfactory to Agent and sufficient to stay all such proceedings or (ii) if no such bond or other collateral is provided, will pay each such tax, assessment, charge or levy.
     §7.9 Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense and upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of tenants), to examine the books of account of the Borrower, each Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. In the event that the Agent or a Lender shall visit and inspect a property of a Subsidiary of Borrower which is not a Guarantor, such visit and inspection shall be made with a representative of Borrower (and Borrower agrees to use reasonable efforts to make such representative available). The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Borrower, the Guarantors, their respective Subsidiaries and any tenants.
     §7.10 Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise Agent in writing in the event that Borrower shall determine that any investors in Borrower are in violation of such act.
     §7.11 Further Assurances. The Borrower and each Guarantor will cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the

Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
     §7.12 Management. The Borrower shall not and shall not permit any Guarantor to enter into any Management Agreement with a third party manager after the date hereof for any Subject Property without the prior written consent of the Agent (which shall not be unreasonably withheld). Agent may condition any approval of a new manager upon the execution and delivery to Agent of an Agreement of Management Company unless such management is terminable without cause and without payment of any amount on 30 days’ notice.
     §7.13 Leases of the Property. The Borrower and each Guarantor will give notice to the Agent of any proposed new Lease at any Subject Property for the lease of space therein and shall provide to the Agent a copy of the proposed Lease and any and all agreements or documents related thereto, current financial information for the proposed tenant and any guarantor of the proposed Lease and such other information as the Agent may reasonably request. Neither the Borrower nor any Guarantor will lease all or any portion of a Subject Property or amend, supplement or otherwise modify, terminate or cancel, or accept the surrender of, or consent to the assignment or subletting of, or grant any concessions to or waive the performance of any obligations of any tenant, lessee or licensee under, any now existing or future Lease at any Subject Property without the prior written consent of the Agent not to be unreasonably withheld, conditioned or delayed. There has been no anticipation or prepayment of any of the rents, income, issues, profits or revenues from the Subject Properties for more than one (1) month prior to the due dates of such revenues, and Borrower will not permit any Subsidiary Guarantor to collect or accept payment of any such revenues more than one (1) month prior to the due dates of such revenues.
     §7.14 Business Operations. The Borrower, the Guarantors and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business which are reasonably related or incidental thereto, and in compliance with the terms and conditions of this Agreement and the Loan Documents. Borrower will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation, development and sale of office, industrial, single-tenant retail, light manufacturing or flex properties (or Mortgage Receivables secured by such properties) and businesses reasonably related or incidental thereof.
     §7.15 Distributions of Income to the Borrower. The Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, capital improvements and leasing commissions for such quarter and (b) the establishment of reasonable reserves for the payment of operating expenses not paid on at least a quarterly basis and capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices.
     §7.16 Plan Assets. The Borrower will do, or cause to be done, all things necessary to ensure that none of the Borrowing Base Assets will be deemed to be Plan Assets at any time.
     §7.17 [Intentionally Omitted.]
     §7.18 Borrowing Base Properties.
          (a) The Eligible Real Estate and Eligible Notes Receivable included in the calculation of the Borrowing Base Value shall at all times satisfy all of the following conditions:
               (i) the Eligible Real Estate shall be owned 100% in fee simple or leased under a ground lease acceptable to Agent in its reasonable discretion by a Subsidiary Guarantor, and the Eligible Notes Receivable shall be owned 100% by a Subsidiary Guarantor, in each case free and clear of all Liens other than the Liens permitted in §8.2(i) and (iv), and such Eligible Real Estate and Eligible Notes Receivable shall not have applicable to it any restriction on the sale, pledge, transfer, mortgage or assignment of such property (including any restrictions contained in any applicable organizational documents);
               (ii) none of the Eligible Real Estate or the real estate subject to such Eligible Notes Receivable shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property;
               (iii) The only asset of such Subsidiary shall be Eligible Real Estate or an Eligible Note Receivable included in the calculation of the Borrowing Base Value;
               (iv) such Eligible Real Estate is self-managed by the Subsidiary Guarantor or is managed by an independent third party pursuant to a Management Agreement;
               (v) with respect to Eligible Note Receivables, the outstanding principal balance of such Eligible Note Receivable shall not exceed seventy-five percent (75%) of the Appraised Value as most recently determined under this Agreement of the real property subject to such Eligible Note Receivable;
               (vi) with respect to each Eligible Note Receivable, the underlying real estate would meet all of the requirements that apply to Eligible Real Estate being included within the calculation of the Borrowing Base Value if such property were owned by, rather than mortgaged to, the applicable Subsidiary Guarantor;
               (vii) the term of each lease (without regard to extension options) at such Eligible Real Estate or real estate subject to an Eligible Note Receivable must exceed the then effective Maturity Date by not less than three (3) years; provided that with respect to (A) the lease with Elster Electric relating to the property commonly known as 208 South Rogers Lane, Raleigh, North Carolina, which lease expires on October 31, 2010, and the lease to Yankee Candle relating to the property commonly known as 75 Canal Street, South Hadley,

Massachusetts, which expires on June 30, 2010, such leases shall not be required to comply with the provisions of this clause (vii) until June 30, 2007, and (B) with respect to the lease to Work Flow Management relating to the property commonly known as Hazelwood, such lease shall not be required to comply with the terms of this clause (vii);
               (viii) each Eligible Real Estate or property subject to an Eligible Note Receivable shall be leased to a single tenant which is an Eligible Tenant, and each such tenant under a lease at such Eligible Real Estate or real estate subject to an Eligible Note Receivable must be in compliance with its payment obligations and material compliance with all other obligations under its lease, and not subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation proceeding;
               (ix) no Eligible Real Estate or real estate subject to Eligible Notes Receivable which are subject to a lease or leases to any single tenant or any Affiliate thereof shall account for more than twenty percent (20%) of the Borrowing Base Value (for the purposes hereof, tenants shall not be considered Affiliates of each other solely by virtue of having common ownership by an equity fund provided that their financial results are not consolidated with a common parent entity);
               (x) such Eligible Real Estate or real estate which is subject to an Eligible Note Receivable shall not be vacant (for example, such tenant is no longer conducting business from such property); provided that at any one time not more than two (2) separate parcels of Eligible Real Estate or real estate which is subject to an Eligible Note Receivable included in the calculation of the Borrowing Base Value may be attributable to such real estate which is vacant provided that (1) the tenants therein are paying rent and not otherwise in default of their obligations under their lease, (2) during the period of such vacancy, such real estate shall be professionally managed by a firm pursuant to a Management Agreement approved in writing in advance by Agent, and (3) any such vacant property shall be reoccupied by such tenant or leased to a new tenant (such new tenant and its lease to be approved by Agent) within twelve (12) months of the date such property first became vacant); and
               (xi) no more than fifteen percent (15%) of the Borrowing Base Value shall be attributable to Eligible Notes Receivable.
          (b) In the event that all or any material portion of any Eligible Real Estate or any real property subject to an Eligible Note Receivable included in the calculation of the Borrowing Base Value shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Borrowing Base Value unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) Agent shall receive evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation. In the event that such damage or condemnation only partially affects such Eligible Real Estate or real property subject to an Eligible Note Receivable included in the calculation of the Borrowing Base Value, then the Required Lenders may in good faith reduce the Borrowing Base Value attributable thereto based on such damage until such time as the

Required Lenders receive evidence satisfactory to the Required Lenders that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely affected by such damage or condemnation.
          (c) Upon any asset ceasing to qualify to be included in the calculation of the Borrowing Base Value, such asset shall no longer be included in the calculation of the Borrowing Base Value unless otherwise approved in writing by the Required Lenders. Within five (5) Business Days after becoming aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Borrowing Base Value attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent an updated Borrowing Base Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in §5.4 and §7.18.
     §7.19 Delivery of Appraisals and Environmental Reports. On or before the date that is sixty (60) days after the date of this Agreement, Borrower shall deliver to Agent Appraisals prepared by an Approved Appraiser and environmental reports with respect to the following Subject Properties, each complying with the terms of this Agreement and being satisfactory to the Agent and the Required Lenders:
          (a) Elster Electric;
          (b) Workflow-Pocono;
          (c) Workflow-Hazelwood;
          (d) Workflow-Norfolk;
          (e) Yankee Candle;
          (f) Raabe Company; and
          (g) Westbranch.
The Appraised Value of such Subject Properties shall if necessary be adjusted following receipt of such Appraisals.
§8. NEGATIVE COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit hereunder:
     §8.1 Restrictions on Indebtedness. The Borrower will not, and will not permit its respective Subsidiaries or any of the Guarantors to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

          (a) Indebtedness to the Lenders arising under any of the Loan Documents;
          (b) current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;
          (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;
          (d) Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in a Default;
          (e) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
          (f) subject to the provisions of §9, secured or unsecured Recourse Indebtedness, provided that the aggregate amount of such Recourse Indebtedness (excluding the Obligations and Trust Preferred Equity)) shall not exceed the greater of (i) $20,000,000.00 or (ii) five percent (5%) of Consolidated Total Asset Value;
          (g) Non-Recourse Indebtedness of Subsidiaries of Borrower that are not Guarantors; and
          (h) subject to §8.15, Trust Preferred Equity.
     Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(f) above shall have any of the Subject Properties, any Eligible Note Receivable or any interest therein or any direct or indirect ownership interest in any Subsidiary Guarantor as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness and (ii) none of the Subsidiary Guarantors shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a)-(e) above.
     §8.2 Restrictions on Liens, Etc. The Borrower will not, and will not permit its Subsidiaries or any of the Guarantors to (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge, charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (f) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Borrower and any such Subsidiary or Guarantor may create or incur or suffer to be created or incurred or to exist:
               (i) Liens on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies in respect of obligations not then delinquent or which are being contested as provided in this Agreement;
               (ii) Liens on assets other than (A) the Collateral, (B) Eligible Real Estate or Eligible Notes Receivable, or (C) any direct or indirect interest of Borrower or any Subsidiary of Borrower in any Guarantor in respect of judgments permitted by §8.1(d);
               (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;
               (iv) liens and encumbrances reflected in the owner’s title policies issued to the Subsidiary Guarantors upon acquisition of the Subject Properties and other encumbrances on properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower, a Guarantor or a Subsidiary of such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, the Guarantors or their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower or any Guarantor individually or on the Subject Property;
               (v) liens on properties or interests therein (but excluding (A) the Collateral, (B) Eligible Real Estate or Eligible Notes Receivable, or (C) any direct or indirect interest of Borrower or any Subsidiary of Borrower in any Guarantor) to secure Indebtedness permitted by §8.1(f) or Non-Recourse Indebtedness of Subsidiaries of Borrower that are not Subsidiary Guarantors permitted by §8.1(g); and
               (vi) Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations.
     Notwithstanding anything in this Agreement to the contrary, no Subsidiary Guarantor shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i) and (vi).

     §8.3 Restrictions on Investments. Neither the Borrower nor the Parent will, nor will either of them permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:
          (a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or its Subsidiary;
          (b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;
          (c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;
          (d) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;
          (e) mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “Aa” if then rated by Moody’s Investors Service, Inc. and not less than “AA” if then rated by Standard & Poor’s Corporation;
          (f) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;
          (g) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;
          (h) the acquisition of fee interests by the Borrower or its Subsidiaries in (i) Real Estate which is utilized for income-producing office, industrial, retail, flex and light manufacturing properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purposes;
               (i) Investments by Borrower in Subsidiaries that are directly or indirectly one hundred percent (100%) owned by the Borrower;
               (j) Investments in Land Assets, provided that the aggregate Investment therein shall not exceed five percent (5%) of Consolidated Total Asset Value;
               (k) Investments in Mortgage Receivables secured by properties of the type described in §8.3(h)(i), provided that the aggregate Investment therein shall not exceed thirty-five percent (35%) of Consolidated Total Asset Value;
               (l) Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed ten percent (10%) of Consolidated Total Asset Value; and
               (m) Investments in Construction in Progress for properties of the type described in §8.3(h)(i), provided that the aggregate construction and development budget for Construction in Progress (including land) shall not exceed five percent (5%) of Consolidated Total Asset Value.
Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, any Guarantor and their Subsidiaries in the Investments described in §8.3(j)-(m) exceed thirty-five percent (35%) of Consolidated Total Asset Value at any time. For the purposes of this §8.3, a property shall be considered Construction in Progress until the issuance of a permanent certificate of occupancy for such property or phase thereof.
     For the purposes of this §8.3, the Investment of the Borrower, any Guarantor or their Subsidiaries in any Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of Construction in Progress of their Unconsolidated Affiliates, plus (ii) such Person’s pro rata share of their Unconsolidated Affiliate’s Investment in Land Assets; plus (iii) such Person’s pro rata share of any other Investments valued at the lower of GAAP book value or market value.
     §8.4 Merger, Consolidation. Neither the Borrower nor Parent will, nor will Borrower or Parent permit any of their respective Subsidiaries to, become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Borrower (other than any Subsidiary that is a Guarantor) with and into the Borrower (it being understood and agreed that in any such event the Borrower will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Guarantor. Nothing in this §8.4 shall prohibit the issuance by Borrower of partnership interests in itself in connection with the acquisition of Real Estate in the ordinary course of business, or the dissolution of a

Subsidiary which has disposed of its assets in accordance with this Agreement. A Subsidiary of Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including without limitation §5.4 and §8.8), and after any such permitted sale, may dissolve.
     §8.5 Sale and Leaseback. The Borrower will not, and will not permit its Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.
     §8.6 Compliance with Environmental Laws. Neither the Borrower nor Parent will, nor will either of them permit any of its respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for small quantities of Hazardous Substances used in the ordinary course of business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be contemplated to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all Environmental Laws), except, with respect to any Real Estate other than a Subject Property, where any such use, generation, conduct or other activity has not had and could not reasonably be expected to have a Material Adverse Effect.
     The Borrower shall, and shall cause the Subsidiary Guarantors to:
               (i) in the event of any change in Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Subject Properties in violation of applicable Environmental Laws; and
               (ii) if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose it to liability shall occur or shall have occurred on the Subject Properties (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Subject Property by the Borrower or any Subsidiary Guarantor), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Subject Property in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and a Subsidiary Guarantor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii)

so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the reasonable satisfaction of the Agent and no action shall have been commenced by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.
     At any time after an Event of Default shall have occurred hereunder the Agent may at its election (and will at the request of the Required Lenders) obtain such environmental assessments of any or all of the Subject Properties prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to any such Subject Property and (ii) whether the use and operation of any such Subject Property complies with all Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Required Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may expose such Person to liability may have occurred, relating to any Subject Property, or that any of the Subject Property is not in compliance with Environmental Laws to the extent required by the Loan Documents, Borrower shall promptly upon the request of Agent obtain and deliver to Agent such environmental assessments of such Subject Property prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (i) whether any Hazardous Substances are present in the soil or water at or adjacent to such Subject Property and (ii) whether the use and operation of such Subject Property comply with all Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Subject Property including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a complete determination of the compliance of such Subject Property and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.
     §8.7 Distributions.
          (a) The Borrower shall not pay any Distribution to the partners of the Borrower, and Parent shall not pay any Distribution to its shareholders, if such Distribution is in excess of the amount which (i) for the calendar quarter ending December 31, 2007 would exceed ninety-five percent (95%) of such Person’s Funds from Operations for the preceding calendar quarter, (ii) for the calendar quarter ending March 31, 2008, when added to the amount of all other Distributions paid in the same calendar quarter and the preceding calendar quarter, would exceed ninety-five percent (95%) of such Person’s Funds from Operations for the two (2) preceding calendar quarters, (iii) for the calendar quarter ending June 30, 2008, when added to the amount of all other Distributions paid in the same calendar quarter and the preceding two (2) calendar quarters, would exceed ninety-five percent (95%) of such Person’s Funds from Operations for the three (3) preceding calendar quarters; and (iv) for the calendar quarter ending September 30, 2008 and thereafter, when added to the amount of all other Distributions paid in the same calendar quarter and the preceding three (3) calendar quarters, would exceed ninety-five percent (95%) of such Person’s Funds from Operations for the preceding four (4) calendar quarters; provided that the limitations contained in this §8.7(a) shall not preclude the Borrower from making Distributions to Parent in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of Parent, as evidenced by a certification of the principal financial or accounting officer of the Parent containing calculations in detail reasonably satisfactory in form and substance to the Agent.
          (b) In the event that a Default under §12.1(a) or (b) or an Event of Default shall have occurred and be continuing, (i) the Borrower shall make no Distributions other than Distributions to Parent in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of Parent and (ii) Parent shall make no Distributions other than Distributions in an amount equal to the minimum distributions under the Code to maintain the REIT Status of Parent, in each case as evidenced by a certification of the principal financial or accounting officer of the Parent containing calculations in detail reasonably satisfactory in form and substance to the Agent.
          (c) Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a), (b), (g), (h) or (i) shall have occurred or the maturity of the Obligations has been accelerated, neither Borrower nor Parent shall make any Distributions whatsoever, directly or indirectly.
     §8.8 Asset Sales. The Borrower will not, and will not permit its Subsidiaries or the Guarantors to, sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction. In addition, neither the Borrower, the Guarantors nor any Subsidiary thereof shall sell, transfer, or otherwise dispose of any asset in a single or a series of related transactions with an aggregate value greater than twenty percent (20%) of the Consolidated Total Asset Value without the prior written approval of the Required Lenders.
     §8.9 [Intentionally Omitted.]
     §8.10 Restriction on Prepayment of Indebtedness. The Borrower and Parent will not, and will not permit their respective Subsidiaries to, (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations after the occurrence of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence of an Event of Default.
     §8.11 Zoning and Contract Changes and Compliance. Neither the Borrower nor any Guarantor shall initiate or consent to any zoning reclassification of any of its Subject Property or seek any variance under any existing zoning ordinance or use or permit the use of any Subject Property in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation. Neither the Borrower nor any Guarantor shall initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Subject Property.
     §8.12 Derivatives Contracts. Neither the Borrower nor any of its Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for interest rate swap, collar, cap or similar agreements providing interest rate protection and currency swaps and currency options made in the ordinary course of business and permitted pursuant to §8.1.
     §8.13 Transactions with Affiliates. Neither Parent nor the Borrower shall, and neither of them shall permit any other Guarantor or any Subsidiary of the Borrower or any other Guarantor to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Parent, the Borrower or any other Guarantor), except (i) transactions in connection with the Management Agreements, (ii) transactions set forth on Schedule 6.15 attached hereto and (iii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.
     §8.14 Equity Pledges. Notwithstanding anything in this Agreement to the contrary, Parent will not create or incur or suffer to be created or incurred any Lien on any legal, equitable or beneficial interest of Parent in Borrower, including, without limitation, any Distributions or rights to Distributions on account thereof.
     §8.15 Trust Preferred Equity. The Borrower and the Parent shall not permit the Trust Preferred Equity to exceed in the aggregate the greater of (a) ten percent (10%) of Consolidated Total Asset Value and (b) $60,000,000 (provided that to the extent any such Trust Preferred Equity exceeds such limit, such excess shall be considered Indebtedness, and interest paid thereon shall be considered Interest Expense, for the purposes of this Agreement). The Borrower and the Parent will not make or permit any amendment or modification to the indenture, note or other agreements evidencing or governing any Trust Preferred Equity, or directly or indirectly pay, prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire any Trust Preferred Equity if any Event of Default has occurred and is continuing.
     §8.16 Modifications.
          (a) Neither Borrower nor any Guarantor shall enter into any modification, amendment or waiver of any Eligible Note Receivable or any related loan documents which constitutes a Material Modification without the prior written approval of Agent. Borrower shall promptly notify Agent in writing of any amendments, modifications, or waivers requested by any borrower thereunder, and provide Agent with copies of such amendments, modifications or waivers promptly following the execution thereof. Without limiting the foregoing, neither Borrower nor any Guarantor may waive any material default by a borrower under an Eligible Note Receivable or consent to any additional Liens on the property subject to such Eligible Note Receivable. For the purposes hereof, a “Material Modification” shall be any of the following: (i) any forgiveness, reduction, waiver or forbearance from collection of any principal under any

Eligible Note Receivable or related loan documents, any interest thereon or fee payable with respect thereto (or any amounts attributable thereto); (ii) any reduction in, waiver of or forbearance from collection of the rate of interest payable under any Eligible Note Receivable or related loan documents; (iii) any extension of a maturity date or postponement or extension of any date fixed for any payment of principal or interest; (iv) any release of any obligor under any Eligible Note Receivable or related loan documents; (v) the consent to the transfer or encumbrance of any property subject to an Eligible Note Receivable, or to a transfer or encumbrance of any direct or indirect ownership interest in any Person owning property subject to an Eligible Note Receivable or waiver of or forbearance from exercising rights under any provision restricting transfer or encumbrance of such property; (vi) any modification of, waiver of, or forbearance from exercising rights with respect to defaults, events of defaults, grace periods, cure periods, or any financial covenants contained in any Eligible Note Receivable or related loan documents; or (vii) any other modification, amendment, waiver, forbearance, approval or consent that may materially increase the obligations of the holder of such Eligible Note Receivable, materially reduce the rights or benefits afforded to such holder thereby, or adversely affect or have an adverse impact on such Eligible Note Receivable or related loan documents, the Collateral or the rights and benefits afforded to the Agent and the Banks pursuant to the Loan Documents.
          (b) Neither Borrower nor any Guarantor shall modify any Lease (or with respect to an Eligible Note Receivable, consent to any modification to a lease) which modification could materially adversely affect the Subject Property or real estate subject to such Eligible Note Receivable without the prior written consent of Agent. Borrower shall provide Agent with copies of any such amendments promptly following the execution thereof.
     §8.17 Maximum Tenant Concentration. Borrower shall not permit any single tenant (or Affiliate thereof) to be a tenant at any property or properties of Borrower, Guarantors or their respective Subsidiaries (whether such property is owned, leased or is subject to a Mortgage Receivable held by such Person), which assets contribute more than twenty-five percent (25%) of Consolidated Total Asset Value (for the purposes hereof, tenants shall not be considered Affiliates of each other solely by virtue of having common ownership by an equity fund provided that their financial results are not consolidated with a common parent entity).
     §8.18 Minimum Lease Term. Borrower shall not permit the average remaining lease term for the Real Estate of Borrower, the Guarantors and their respective Subsidiaries and any properties which are the subject of any Mortgage Receivable to have an aggregate average remaining lease term of less than six (6) years.
     §8.19 Parent Restrictions. Borrower shall not transfer any Subsidiary or Unconsolidated Affiliate of Borrower to Parent, and neither Borrower nor any Subsidiary or Unconsolidated Affiliate of Borrower shall transfer any of its assets to Parent (other than Distributions by Borrower to Parent permitted pursuant to §8.7).

§9. FINANCIAL COVENANTS.
     The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit hereunder:
     §9.1 Borrowing Base Value. The Borrower shall not permit the outstanding principal balance of the Loans and the Letter of Credit Liabilities to be greater than sixty-five percent (65%) of the Borrowing Base Value.
     §9.2 Net Cash Flow to Implied Debt Service. The Borrower will not permit ratio of Net Cash Flow for the four (4) most recently ended calendar quarters to Implied Debt Service for such period to be less than 1.50 to 1.00.
     §9.3 Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The Borrower will not permit the ratio of Adjusted Consolidated EBITDA to Consolidated Fixed Charges of the Borrower, the Guarantors and their respective Subsidiaries, each for the four (4) most recently ended calendar quarters, to be less than 1.40 to 1.00; provided, however, that not more than two (2) quarters during the term of the Loans the ratio of Adjusted Consolidated EBITDA to the Consolidated Fixed Charges of the Borrower, the Guarantors and their respective Subsidiaries may be less than 1.40 to 1 provided that such ratio is in no event less than 1.35 to 1.
     §9.4 Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit its Consolidated Tangible Net Worth to be less than the sum of $85,000,000, plus seventy-five percent (75%) of the sum of (a) Net Offering Proceeds plus (b) the value of units in the Borrower or shares in Parent issued upon the contribution of assets to Borrower or its Subsidiaries plus (c) the amount of any Trust Preferred Equity issued plus (d) proceeds from any convertible debt of Borrower or any Guarantor.
     §9.5 Variable Rate Debt. The Borrower shall not permit the Variable Rate Debt of Borrower, the Guarantors and their respective Subsidiaries that is not subject to an enforceable interest rate cap, swap or collar agreement to exceed twenty-five percent (25%) of Consolidated Total Asset Value.
§10. CLOSING CONDITIONS.
     The obligation of the Lenders to make the Loans or issue Letters of Credit shall be subject to the satisfaction of the following conditions precedent:
     §10.1 Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Lender shall have received the fully executed original of its Note.
     §10.2 Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Subject Properties are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.
     §10.3 Resolutions. All action on the part of the Borrower and each applicable Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.
     §10.4 Incumbency Certificate; Authorized Signers. The Agent shall have received from Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.
     §10.5 Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.
     §10.6 Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.
     §10.7 [Intentionally Omitted.]
     §10.8 Performance; No Default. Borrower and the applicable Guarantors shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.
     §10.9 Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.
     §10.10 Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

     §10.11 Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Subject Property or Eligible Note Receivable included in the calculation of the Borrowing Base Value as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance satisfactory to the Agent.
     §10.12 Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which Borrower has provided financial statements under §6.4.
     §10.13 Appraisals. The Agent shall have received Appraisals of each of the Subject Properties and the properties subject to the Eligible Notes Receivable included in the calculation of the Borrowing Base Value in form and substance reasonably satisfactory to the Agent.
     §10.14 Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.
     §10.15 Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.
     §10.16 Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.
§11. CONDITIONS TO ALL BORROWINGS.
     The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:
     §11.1 Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.
     §11.2 Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date) and except to the extent of any changes resulting from transactions permitted by this Agreement that singly or in the aggregate have not had or could not reasonably be expected to have a Material Adverse Effect, and no Default or Event of Default shall have occurred and be continuing.

     §11.3 Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.6, or a fully completed Letter of Credit Request required by §2.9 in the form of Exhibit H hereto fully completed, as applicable.
§12. EVENTS OF DEFAULT; ACCELERATION; ETC.
     §12.1 Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:
          (a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
          (b) the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
          (c) any of the Borrower, the Guarantors, or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in §9.1, §9.2, §9.3, §9.4 or §9.5 applicable to such Person;
          (d) any of the Borrower, the Guarantors, or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 or in the other Loan Documents);
          (e) any representation or warranty made by or on behalf of the Borrower, the Guarantors, or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
          (f) the Borrower, any Guarantor or any of their respective Subsidiaries shall fail to pay when due (including without limitation at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness, or fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any such borrowed money or credit received or other Indebtedness for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption or purchase thereof; provided, however, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this §12.1(f), involve singly or in the aggregate obligations for Recourse Indebtedness totaling in excess of $5,000,000.00 or Non-Recourse Indebtedness totaling in excess of $20,000,000.00;
          (g) any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing; provided that the events described in this §12.1(g) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Subsidiary Guarantor (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), §12.1(h) or §12.1(i) individually exceeds $25,000,000 or in the aggregate exceeds $50,000,000;
          (h) a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof; provided that the events described in this §12.1(h) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Subsidiary Guarantor (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), §12.1(h) or §12.1(i) individually exceeds $25,000,000 or in the aggregate exceeds $50,000,000;
          (i) a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted; provided that the events described in this §12.1(i) as to any Subsidiary of the Borrower that is not a Subsidiary Guarantor shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Subsidiary Guarantor (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), §12.1(h) or §12.1(i) individually exceeds $25,000,000 or in the aggregate exceeds $50,000,000;
          (j) there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, one or more uninsured or unbonded final judgments against Parent, the Borrower or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $10,000,000.00 per occurrence or during any twelve (12) month period;
          (k) any of the Loan Documents or the Contribution Agreement shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of any of the Borrower or the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;
          (l) any dissolution, termination, partial or complete liquidation, merger or consolidation of any of Parent, the Borrower or any of their respective Subsidiaries shall occur or any sale, transfer or other disposition of the assets of any of Parent, the Borrower or any of their respective Subsidiaries shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;
          (m) with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of any of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $5,000,000.00 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;
          (n) the Borrower, any Guarantor or any of their respective Subsidiaries or any Person so connected with any of them shall be indicted for a federal crime, a punishment for which could include the forfeiture of (i) any assets of Borrower, any Guarantor or any of their respective Subsidiaries which in the good faith judgment of the Required Lenders could reasonably be expected to have a Material Adverse Effect, or (ii) the Collateral or any Eligible Real Estate or Eligible Note Receivable included in the calculation of the Borrowing Base Value;
          (o) any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document, or shall fail to observe or comply with any term, covenant, condition or agreement under the Guaranty or any other Loan Document;
          (p) any Change of Control shall occur;

          (q) an Event of Default under any of the other Loan Documents shall occur; or
          (r) the occurrence of any event, act or condition which the Required Lenders determine either does or is highly likely to cause a Material Adverse Effect;
then, and in any such event, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §12.1(g), §12.1(h) or §12.1(i), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent. Upon demand by Agent or the Required Lenders in their absolute and sole discretion after the occurrence of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Loan have been satisfied, the Lenders will cause a Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations. In the alternative, if demanded by Agent in its absolute and sole discretion after the occurrence of an Event of Default, Borrower will deposit with and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by Borrower will be released to Borrower.
     §12.2 Certain Cure Periods; Limitation of Cure Periods.
          (a) Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days following receipt of written notice of such Default, provided, however, that Borrower shall not be entitled to receive more than two (2) notices in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to provide insurance as required by §7.7, to any default consisting of a failure to comply with §7.4(c),§7.4(d), §7.18, §8.1, §8.2, §8.3, §8.4, §8.7, §8.8, §8.14, §8.16 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

          (b) In the event that there shall occur any Default that affects only certain Subject Property, Eligible Notes Receivable or the Subsidiary Guarantor owner(s) thereof, then the Borrower may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Subject Property or Eligible Note Receivable from the calculation of the Borrowing Base Value and by reducing the outstanding Loans and Letters of Credit so that no Default exists under this Agreement, in which event such removal and reduction shall be completed within ten (10) Business Days after receipt of notice of such Default from the Agent or the Required Lenders.
     §12.3 Termination of Commitments. If any one or more Events of Default specified in §12.1(g), §12.1(h) or §12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Borrower terminate the obligation to make Loans and issue Letters of Credit to the Borrower. No termination under this §12.3 shall relieve the Borrower of its obligations to the Lenders arising under this Agreement or the other Loan Documents.
     §12.4 Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and with the consent of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within five (5) Business Days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

     §12.5 Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral or other assets of Borrower or the Guarantors, such monies shall be distributed for application as follows:
          (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent to protect or preserve the Collateral or in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;
          (b) Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in such order or preference as the Required Lenders shall determine; provided, that (i) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2; (ii) in the event that any Lender shall have wrongfully failed or refused to make an advance under §2.6 or §2.9(f) and such failure or refusal shall be continuing, advances made by other Lenders during the pendency of such failure or refusal shall be entitled to be repaid as to principal and accrued interest in priority to the other Obligations described in this subsection (b), and (iii) except as otherwise provided in clause (ii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses shall be made among the Lenders pro rata; and provided, further that the Required Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and
          (c) Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.
§13. SETOFF.
     Regardless of the adequacy of any Collateral, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to Borrower or any Guarantor (any such notice being expressly waived by Borrower, Parent and each of the other Guarantors) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or the Guarantors, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.
§14. THE AGENT.
     §14.1 Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.
     §14.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.
     §14.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.
     §14.4 No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors, or any of their respective Subsidiaries, or the value of the Collateral or any other assets of the Borrower or the Guarantors or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents and the granting and perfecting of liens in the Collateral.
     §14.5 Payments.
          (a) A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.
          (b) If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
          (c) Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or participation in a Letter of Credit, (ii) to comply with the provisions of §13 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Agreement, or (iii) to perform any other obligation within the time period specified for performance, or if no time period is specified, if such failure continues for a period of five (5) Business Days after notice from the Agent shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. In addition to the rights and remedies that may be available to the Agent at law and in equity, a Delinquent Lender’s right to participate in the administration of the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent pursuant to this Agreement or otherwise, or to be taken into account in the calculation of Required Lenders or any matter requiring approval of all of the Lenders, shall be suspended while such Lender is a Delinquent Lender. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower or the Guarantors, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. The provisions of this Section shall apply and be effective regardless of whether an Event of Default occurs and is then continuing, and notwithstanding (i) any other provision of this Agreement to the contrary or (ii) any instruction of Borrower as to its desired application of payments. The Agent shall be entitled to (i) withhold or set off, and to apply to the payment of the obligations of any Delinquent Lender any amounts to be paid to such Delinquent Lender under this Agreement, (ii) to collect interest from such Lender for the period from the date on which the payment was due at the rate per annum equal to the Federal Funds Effective Rate plus one percent (1%), for each day during such period, and (iii) bring an action or suit against such Delinquent Lender in a court of competent jurisdiction to recover the defaulted obligations of such Delinquent Lender. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders or as a result of other payments by the Delinquent Lenders to the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
     §14.6 Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

     §14.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.
     §14.8 Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.
     §14.9 Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. Any such resignation may at Agent’s option also constitute Agent’s resignation as Issuing Lender. Upon any such resignation, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender, hereunder by a successor Agent and, if applicable, Issuing Lender, such successor Agent and, if applicable, Issuing Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender, and the retiring Agent and, if applicable, Issuing Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent and Issuing Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

     §14.10 Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors or out of the Collateral within such period. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable in any applicable jurisdiction.
     §14.11 Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that Agent file such proof of claim.
     §14.12 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     §14.13 Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of Agent, such Lender shall in such notice to Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.
     §14.14 Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower and Guarantors.
§15. EXPENSES.
     The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Lenders (other than taxes based upon the Agent’s or any Lender’s gross or net income, except that the Agent and the Lenders shall be entitled to indemnification for any and all amounts paid by them in respect of taxes based on income or other taxes assessed by any State in which Collateral is located, such indemnification to be limited to taxes due solely on account of the granting of Collateral under the Security Documents and to be net of any credit allowed to the indemnified party from any other State on account of the payment or incurrence of such tax by such indemnified party), including any recording, mortgage, documentary or intangibles taxes in connection with the Loan Documents, or other taxes payable on or with respect to the transactions contemplated by this Agreement, including any such taxes payable by the Agent or any of the Lenders after the Closing Date (the Borrower hereby agreeing to indemnify the Agent and each Lender with respect thereto), (c) all title insurance premiums, engineer’s fees, environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the out-of-pocket fees, costs, expenses and disbursements of Agent incurred in connection with the syndication and/or participation of the Loans, (e) all other reasonable out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Collateral, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in subparagraph (d), above), (f) all out-of-pocket expenses (including attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Borrower or the Guarantors, (g) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings, title rundowns, title searches or mortgage recordings, (h) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (i) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder for two (2) years following repayment of the Loans and termination of the obligations of the Lenders to lend or issue Letters of Credit hereunder.
§16. INDEMNIFICATION.
     The Borrower and Parent, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arranger and each director, officer, employee, agent and Person who controls the Agent or any Lender or the Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby (but not including separate financings provided by any Lender to a Subsidiary of Borrower that is not a Subsidiary Guarantor) including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Subject Properties, Eligible Notes Receivable or the Loans, (b) any condition of the Subject Properties or any other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, the Guarantors, or any of their respective Subsidiaries, (e) the Borrower and the Guarantors entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Subject Properties or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.
§17. SURVIVAL OF COVENANTS, ETC.
     All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower or the Guarantors or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.
§18. ASSIGNMENT AND PARTICIPATION.
     §18.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed (provided that such consent shall not be required for any assignment to another Lender, to a lender which is and remains under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender, provided that such assignee shall remain a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit G annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, the Borrower or any Guarantor, (e) such assignee shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by Agent and, so long as no Default or Event of Default exists hereunder, Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower, (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00, and (h) such assignee shall be subject to the terms of any intercreditor agreement among the Lenders and the Agent. Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower or any Guarantor.
     §18.2 Register. The Agent shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.00.
     §18.3 New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.
     §18.4 Participations. Each Lender may sell participations to one or more Lenders or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §4.8, §4.9 and §4.10, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all applicable laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by any of the Borrower or any Guarantor; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Maturity Date pursuant to §2.11), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under this Agreement). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest.
     §18.5 Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 or to such other Person as the Agent may approve to secure obligations of such lenders. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.
     §18.6 No Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each of the Lenders.
     §18.7 Disclosure. Borrower agrees to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower agrees that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder provided such Persons are advised of the provisions of this §18.7. Each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from Parent, Borrower or any other Guarantor that has been identified verbally or in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to Parent, the Borrower or the other Guarantors, or is disclosed with the prior approval of Borrower. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.
     §18.8 Amendments to Loan Documents. Upon any such assignment or participation, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment or participation.
§19. NOTICES.
     Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”), but specifically excluding to the maximum extent permitted by law any notices of the institution or commencement of foreclosure proceedings, must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telegraph, telecopy, telefax or telex, and addressed as follows:
If to the Agent or KeyBank:
KeyBank National Association
127 Public Square
Cleveland, Ohio 44114-1306
Attn: Real Estate Capital Services

With a copy to:
KeyBank National Association
127 Public Square
Cleveland, Ohio 44114-1306
Attn: Mr. Jason Weaver
Telecopy No.: (216) 689-4997
and
McKenna Long & Aldridge LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attn: William F. Timmons, Esq.
Telecopy No.: (404) 527-4198
If to the Borrower:
Gladstone Commercial Limited Partnership
1521 Westbranch Drive
Suite 200
McLean, Virginia 22102
Attn: Gary Gerson and Harry Brill
Telecopy No.: (703) 287-5901
With a copy to:
Cooley Godward LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, Virginia 20190-5656
Attn: Denise Zack, Esq.
Telecopy No.: (703) 456-8100
to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.
§20. RELATIONSHIP.
     Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, the Guarantors or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.
§21. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.
     THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (ii) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY COLLATERAL OR ASSETS OF BORROWER OR ANY GUARANTOR EXIST AND THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 19 HEREOF.
§22. HEADINGS.
     The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23. COUNTERPARTS.
     This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
§24. ENTIRE AGREEMENT, ETC.
     This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.
§25. WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.
     EACH OF THE BORROWER, PARENT, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWER AND PARENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH OF THE BORROWER AND PARENT ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH OF THE BORROWER AND PARENT AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.
§26. DEALINGS WITH THE BORROWER.
     The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.
§27. CONSENTS, AMENDMENTS, WAIVERS, ETC.
     Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender: (a) a reduction in the rate of interest on the Notes; (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.10 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents; (d) a change in the amount of any fee payable to a Lender hereunder; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; (f) an extension of the Maturity Date (except as provided in §2.11); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower or any Guarantor or any Collateral except as otherwise provided in this Agreement; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by the Borrower other than based on its Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. The Borrower agrees to enter into such modifications or amendments of this Agreement or the other Loan Documents as reasonably may be requested by KeyBank in connection with the syndication of the Loan, provided that no such amendment or modification materially affects or increases any of the obligations of the Borrower hereunder. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of the Borrower or the Guarantors shall entitle the Borrower or any Guarantor to other or further notice or demand in similar or other circumstances.
§28. SEVERABILITY.
     The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.
§29. TIME OF THE ESSENCE.
     Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.
§30. NO UNWRITTEN AGREEMENTS.
     THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.
§31. REPLACEMENT NOTES.
     Upon receipt of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrower or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.
§32. NO THIRD PARTIES BENEFITED.
     This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Lenders, the Agent and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Borrower or any of its Subsidiaries of any development or the absence therefrom of defects.

§33. PATRIOT ACT.
     Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Patriot Act.
[SIGNATURES BEGIN ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:

Name:	David Gladstone
Title:	Trustee

By:

Name:	George Stelljes III
Title:	Trustee

(SEAL)

PARENT:

GLADSTONE COMMERCIAL CORPORATION, a Maryland corporation

By:

Name:

Title:

(SEAL)

LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:

Name:

Title:

Address for Notices:

KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attn: Jason Weaver Facsimile: (216) 689-4997

EMIGRANT REALTY FINANCE LLC

By:

Name:

Title:

Address for Notices:

Emigrant Realty Finance LLC 6 East 43rd Street, 22nd Floor New York, New York 10017 Attn: Michael A. Walsh Facsimile: (212) 850-4608

BRANCH BANKING AND TRUST COMPANY

By:

Name:

Title:

Address for Notices:

Branch Banking and Trust Company 8200 Greensboro Drive, Suite 1000 McLean, Virginia 22102 Attn: Robert J. Madeja Facsimile: (703) 442-4025

FIRST HORIZON BANK, a division of First Tennessee Bank, NA

By:

Name:

Title:

Address for Notices:

First Horizon Bank 1650 Tysons Boulevard, Suite 1150 McLean, Virginia 22102 Attn: Kenneth W. Rub Facsimile: (703) 734-1834

EXHIBIT A
FORM OF NOTE

$	December 29, 2006
     FOR VALUE RECEIVED, the undersigned, GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Maker”), hereby promises to pay to                                          (“Payee”), or order, in accordance with the terms of that certain Senior Secured Revolving Credit Agreement, dated as of December 29, 2006, as from time to time in effect, among Maker, Gladstone Commercial Corporation, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Maturity Date, the principal sum of                      ($                    ), or such amount as may be advanced by the Payee under the Credit Agreement as a Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.
     Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time.
     This Note is one of one or more Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.
     Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned

Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.
     In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.
     This Note shall, pursuant to New York General Obligations Law Section 5-1401, be governed by the laws of the State of New York.
     The undersigned Maker and all guarantors and endorsers hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

     IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:

Name:

Title:

By:

Name:

Title:

(SEAL)

EXHIBIT B
FORM OF JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of                     , 20___, by                     , a                      (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.5 of the Senior Secured Revolving Credit Agreement dated as of December 29, 2006, as from time to time in effect (the “Credit Agreement”), among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation (“Parent”), KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.
RECITALS
     A. Joining Party is required, pursuant to §5.5 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Guaranty and the Contribution Agreement.
     B. Joining Party expects to realize direct and indirect benefits as a result of the availability to Borrower of the credit facilities under the Credit Agreement.
     NOW, THEREFORE, Joining Party agrees as follows:
AGREEMENT
     1. Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” and a “Guarantor” under the Credit Agreement, the Guaranty, the Indemnity Agreement, and the other Loan Documents with respect to all the Obligations of Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents, and a “Subsidiary Guarantor” under the Contribution Agreement. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor and a Guarantor under the Credit Agreement, the Guaranty, the Indemnity Agreement, the other Loan Documents and the Contribution Agreement.
     2. Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Guarantor on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents and the Contribution Agreement of the Subsidiary Guarantors are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

     3. Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Guaranty, the Contribution Agreement and the Indemnity Agreement heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Guaranty, the Contribution Agreement and the Indemnity Agreement to confirm such obligation.
     4. Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.
     5. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     6. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.
     7. The effective date (the “Effective Date”) of this Joinder Agreement is                     , 20___.

     IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

, a

By:

Name:

Title:

[SEAL]
ACKNOWLEDGED:
KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Its:

[Printed Name and Title]

EXHIBIT C
FORM OF REQUEST FOR LOAN
KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-1306
Attn:
Ladies and Gentlemen:
     Pursuant to the provisions of §2.6 of the Senior Secured Revolving Credit Agreement dated as of December 29, 2006 (as the same may hereafter be amended, the “Credit Agreement”), among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:
     1. Loan. The undersigned Borrower hereby requests a Loan under §2.1 of the Credit Agreement:
Principal Amount: $
Type (LIBOR Rate, Base Rate):
Drawdown Date:
Interest Period for LIBOR Rate Loans:
by credit to the general account of the Borrower with the Agent at the Agent’s Head Office.
     2. Use of Proceeds. Such Loan shall be used for purposes permitted by §2.8 of the Credit Agreement.
     3. No Default. The undersigned chief financial officer or chief accounting officer of Parent certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Borrowing Base Certificate setting forth a calculation of the Borrowing Base Advance Amount after giving effect to the Loan requested hereby. No condemnation proceedings are pending or, to the undersigned knowledge, threatened against any Subject Property.
     4. Representations True. The undersigned chief financial officer or chief accounting officer of Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and except to the extent of any changes resulting from transactions permitted by this Agreement that singly or in the aggregate have not had or could not reasonably be expected to have a Material Adverse Effect.
     5. Other Conditions. The undersigned chief financial officer or chief accounting officer of Parent certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied.
     6. Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

     IN WITNESS WHEREOF, the undersigned has duly executed this request this ___ day of                     , 200___.

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:

Name:

Title:

By:

Name:

Title:

EXHIBIT D
FORM OF LETTER OF CREDIT REQUEST
[DATE]
KeyBank National Association, as Agent
1675 Broadway, Suite 400
Denver, Colorado 80202
Attn: [Cheryl Van Klompenberg]

Re:	Letter of Credit Request under Senior Secured Revolving Credit Agreement dated as of December 29, 2006
Ladies and Gentlemen:
     Pursuant to §2.9 of the Senior Secured Revolving Credit Agreement dated as of December 29, 2006, among you, certain other Lenders, Gladstone Commercial Corporation and us (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:
     (i) Name and address of beneficiary:
     (ii) Face amount: $
     (iii) Proposed Issuance Date:
     (iv) Proposed Expiration Date:
     (v) Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.
     (vi) Purpose of Letter of Credit:
     This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.9 of the Credit Agreement.
     The undersigned chief financial officer or chief accounting officer of Parent certifies that the Borrower and the Guarantors are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is a Borrowing Base Certificate setting forth a calculation of the Borrowing Base Advance Amount after giving

D-1

effect to the Letter of Credit requested hereby. No condemnation proceedings are pending or, to the undersigned knowledge, threatened against any Subject Property.
     We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.9(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.
     The undersigned chief financial officer or chief accounting officer of Parent certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or their respective Subsidiaries, contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and except to the extent of any changes resulting from transactions permitted by this Agreement that singly or in the aggregate have not had or could not reasonably be expected to have a Material Adverse Effect.

Very truly yours,

GLADSTONE COMMERCIAL LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:

Name:

Title:

By:

Name:

Title:

D-2

EXHIBIT E
FORM OF BORROWING BASE CERTIFICATE
KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-1306
Attention: Jason Weaver
Ladies and Gentlemen:
     Reference is made to the Senior Secured Revolving Credit Agreement dated as of December 29, 2006 (as the same may hereafter be amended, the “Credit Agreement”) by and among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation (“Parent”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.
     Pursuant to the Credit Agreement, Parent is furnishing to you herewith the Borrowing Base Certificate. This certificate is submitted in compliance with requirements of the Credit Agreement.
     The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.
     IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this                      day of                     , 200___.

GLADSTONE COMMERCIAL CORPORATION, a Maryland corporation

By:

Name:

Title:

E-1

[APPENDIX TO BORROWING BASE CERTIFICATE]

E-2

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE
KeyBank National Association, as Agent
127 Public Square
Cleveland, Ohio 44114-1306
Attn: Jason Weaver
Ladies and Gentlemen:
     Reference is made to the Senior Secured Revolving Credit Agreement dated as of December 29, 2006 (as the same may hereafter be amended, the “Credit Agreement”) by and among Gladstone Commercial Limited Partnership (the “Borrower”), Gladstone Commercial Corporation (“Parent”), KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.
     Pursuant to the Credit Agreement, Parent is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statement of Parent for the fiscal period ended                      (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position of Parent at the date thereof and the results of its operations for the periods covered thereby, subject in the case of interim statements only to normal year-end audit adjustments.
     This certificate is submitted in compliance with requirements of §2.10(d), §7.4(c) or §10.12 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statement of Parent as of the Balance Sheet Date adjusted in the best good faith estimate of Borrower to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of Borrower of its effects are set forth in reasonable detail in an attachment hereto. The undersigned officer is the chief financial officer or chief accounting officer of Parent.
     The undersigned representative has caused the provisions of the Loan Documents to be reviewed and have no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Borrower with respect thereto.)
     The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

     IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this                      day of                     , 200___.

GLADSTONE COMMERCIAL CORPORATION, a Maryland corporation

By:

Name:

Title:

APPENDIX TO COMPLIANCE CERTIFICATE

EXHIBIT G
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
     THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated                     , by and between                      (“Assignor”), and                      (“Assignee”).
W I T N E S S E T H:
     WHEREAS, Assignor is a party to that certain Senior Secured Revolving Credit Agreement, dated December 29, 2006, by and among GLADSTONE COMMERCIAL LIMITED PARTNERSHIP, a Delaware limited partnership (“Borrower”), Gladstone Commercial Corporation, the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Loan Agreement”); and
     WHEREAS, Assignor desires to transfer to Assignee [Describe assigned Commitment] under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;
     NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:
     1. Definitions. Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.
     2. Assignment.
     (a) Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, effective as of the “Assignment Date” (as defined in Paragraph 7 below), Assignor hereby irrevocably sells, transfers and assigns to Assignee, without recourse, a portion of its Note in the amount of $                     representing a $                     Commitment, and a                      percent (___%) Commitment Percentage, and a corresponding interest in and to all of the other rights and obligations under the Loan Agreement and the other Loan Documents relating thereto (the assigned interests being hereinafter referred to as the “Assigned Interests”), including Assignor’s share of all outstanding Loans with respect to the Assigned Interests and the right to receive interest and principal on and all other fees and amounts with respect to the Assigned Interests, all from and after the Assignment Date, all as if Assignee were an original Lender under and signatory to the Loan Agreement having a Commitment Percentage equal to the amount of the respective Assigned Interests.
     (b) Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Assignment Date as if Assignee were an original Lender under and signatory to the Loan Agreement and the “Intercreditor Agreement” (as hereinafter defined), which obligations shall include, but shall not be limited to, the obligation to make Loans to the Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.
     3. Representations and Requests of Assignor.
     (a) Assignor represents and warrants to Assignee (i) that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (ii) that as of the date hereof, before giving effect to the assignment contemplated hereby the principal face amount of Assignor’s Note is $                     and the aggregate outstanding principal balance of the Loans made by it equals $                    , and (iii) that it has forwarded to the Agent the Note held by Assignor. Assignor makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness or sufficiency of any Loan Document or any other instrument or document furnished pursuant thereto or in connection with the Loan, the collectability of the Loans, the continued solvency of the Borrower or the Guarantors or the continued existence, sufficiency or value of the Collateral or any assets of the Borrower or the Guarantors which may be realized upon for the repayment of the Loans, or the performance or observance by the Borrower or the Guarantors of any of their respective obligations under the Loan Documents to which it is a party or any other instrument or document delivered or executed pursuant thereto or in connection with the Loan; other than that it is the legal and beneficial owner of, or has the right to assign, the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim.
     (b) Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.
     4. Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Borrower and the Guarantors and the value of the assets of the Borrower and the Guarantors, and taking or not taking action under the Loan Documents and any intercreditor agreement among the Lenders and the Agent (the “Intercreditor Agreement”); (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents and the Intercreditor Agreement; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents and the Intercreditor Agreement are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Borrower or any Guarantor, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency, (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes and (i) Assignee has a net worth or unfunded commitments as of the date hereof of not less than $100,000,000.00 unless waived in writing by Borrower and Agent as required by the Credit Agreement. Assignee agrees that Borrower may rely on the representation contained in Section 4(i).
     5. Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Assignment Date, an amount equal to $___ representing the aggregate principal amount outstanding of the Loans owing to Assignor under the Loan Agreement and the other Loan Documents with respect to the Assigned Interests.
     6. Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.
     7. Effectiveness.
     (a) The effective date for this Agreement shall be ___ (the “Assignment Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.
     (b) Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and the Intercreditor Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement and the Intercreditor Agreement.
     (c) Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.
     (d) All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.
     8. Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:

Facsimile:
     Domestic Lending Office: Same as above
     Eurodollar Lending Office: Same as above
     9. Payment Instructions. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the separate instructions delivered to Agent.
     10. Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).
     11. Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.
     12. Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.
     13. Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement and the Intercreditor Agreement.
[signatures on following page]

     IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:

Title:

ASSIGNOR:

By:

Title:

RECEIPT ACKNOWLEDGED AND
ASSIGNMENT CONSENTED TO BY:
KEYBANK NATIONAL ASSOCIATION, as Agent

By:

Title:

CONSENTED TO BY:1
GLADSTONE COMMERCIAL LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	GCLP Business Trust II, a Massachusetts business trust, its sole general partner

By:

Name:

Title:

By:

Name:

Title:

[1]	Insert to extent required by Credit Agreement.

EXHIBIT H
FORM OF LETTER OF CREDIT APPLICATION

H-1

EXHIBIT I
RISK RATINGS

I-1

EXHIBIT J
FORM OF ACKNOWLEDGMENT

J-1

EXHIBIT K
FORM OF AGREEMENT OF MANAGEMENT COMPANY

K-1

EXHIBIT L
FORM OF RELEASE LETTER

L-1

SCHEDULE 1
LENDERS AND COMMITMENTS

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 127 Public Square Cleveland, Ohio 44114-1306 Attention: Jason Weaver Facsimile: 216/689-4997	$25,000,000.00	33.33%

LIBOR Lending Office Same as above

Emigrant Realty Finance LLC 6 East 43rd Street, 22nd Floor New York, New York 10017 Attn: Michael A. Walsh Facsimile: (212) 850-4608	$20,000,000.00	26.67%

LIBOR Lending Office Same as above

Branch Banking and Trust Company 8200 Greensboro Drive, Suite 1000 McLean, Virginia 22102 Attn: Robert J. Madeja Facsimile: (703) 442-4025	$15,000,000.00	20.00%

LIBOR Lending Office Same as above

First Horizon Bank 1650 Tysons Boulevard, Suite 1150 McLean, Virginia 22102 Attn: Kenneth W. Rub Facsimile: (703) 734-1834	$15,000,000.00	20.00%

LIBOR Lending Office Same as above
Schedule 1 — Page 1

SCHEDULE 1.2
ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS
With respect to any Equity Interests relating to a parcel of Eligible Real Estate or Eligible Notes Receivable of a Subsidiary Guarantor proposed to be included in the Collateral, each of the following:
     (a) Security Documents. Such Security Documents relating to such Collateral as the Agent shall in good faith require, duly executed and delivered by the respective parties thereto.
     (b) Perfection of Liens. Evidence reasonably satisfactory to the Agent that the Security Documents are effective to create in favor of the Agent a legal, valid and enforceable first lien or security title and security interest in all of the Equity Interests in the Subsidiary Guarantor and that all filings, recordings, deliveries of instruments and other actions necessary or desirable to protect and preserve such liens or security title or security interests have been duly effected.
     (c) Survey. A Survey of such Eligible Real Estate or property subject to an Eligible Note Receivable.
     (d) Title Insurance; Title Exception Documents. The owner’s title insurance policy covering such Eligible Real Estate or the mortgagee’s title insurance policy insuring the property subject to the Eligible Note Receivable, and an updated search of such real estate confirming that there are no monetary liens or encumbrances (except the applicable Eligible Note Receivable) affecting such real estate.
     (e) Mezzanine Endorsement. If available, such mezzanine loan, non-imputation or similar endorsements to the owner’s title insurance policy relating to such Eligible Real Estate as Agent may reasonably require, together with proof of payment of all premiums for such endorsement.
     (f) UCC Certification. A certification from a title insurance company, records search firm, or counsel satisfactory to the Agent that a search of the appropriate public records disclosed no conditional sales contracts, security agreements, chattel mortgages, leases of personalty, financing statements or title retention agreements which affect any property, rights or interests of the Borrower or such Subsidiary Guarantor that are or are intended to be subject to the security interest, security title, assignments, and mortgage liens created by the Security Documents or affecting the Eligible Real Estate or Eligible Note Receivable except to the extent that the same are discharged and removed prior to or simultaneously with the inclusion of the Equity Interests in the Collateral.
     (g) Management Agreement. A true copy of the Management Agreement, if any, relating to such Eligible Real Estate, which shall be in form and substance reasonably satisfactory to the Agent, and if such Management Agreement is with Borrower, a Subsidiary Guarantor or an Affiliate thereof, an Agreement of Management Company satisfactory to Agent.
Schedule 1.2 — Page 1

     (h) Leases. True copies of all Leases relating to such Eligible Real Estate (or property subject to an Eligible Note Receivable), which as to Eligible Real Estate, shall be certified by the Borrower or Subsidiary Guarantor as accurate and complete as of a recent date.
     (i) Estoppel Certificates. Estoppel certificates from tenants of such Eligible Real Estate as required by Agent, such certificates to be dated not more than thirty (30) days prior to the inclusion of the Equity Interests relating to such Eligible Real Estate in the Collateral, each such estoppel certificate to be in form and substance reasonably satisfactory to the Agent.
     (j) Property Condition Report. A property condition report from a firm of professional engineers or architects selected by Borrower and reasonably acceptable to Agent (the “Inspector”) satisfactory in form and content to the Agent and the Required Lenders, dated not more than one hundred eighty (180) days prior to the inclusion of the Equity Interests relating to such Eligible Real Estate or property subject to an Eligible Note Receivable in the Collateral, addressing such matters as the Agent and the Required Lenders may reasonably require.
     (k) Hazardous Substance Assessments. A hazardous waste site assessment report addressed to the Agent (or the subject of a reliance letter addressed to, and in a form reasonably satisfactory to, the Agent) concerning Hazardous Substances and asbestos on such Eligible Real Estate or property subject to an Eligible Note Receivable dated or updated not more than one hundred eighty (180) days prior to the inclusion of the Equity Interests relating to such Eligible Real Estate or property subject to an Eligible Note Receivable in the Collateral, from the Environmental Engineer, such report to contain no qualifications except those that are acceptable to the Required Lenders in their reasonable discretion and to otherwise be in form and substance reasonably satisfactory to the Agent in its sole discretion.
     (l) Appraisal. An Appraisal of such Eligible Real Estate or property subject to an Eligible Note Receivable, in form and substance reasonably satisfactory to the Agent and the Required Lenders as provided in §5.2 and dated not more than one hundred eighty (180) days prior to the inclusion of the Equity Interests relating to such Eligible Real Estate or property subject to an Eligible Note Receivable in the Collateral.
     (m) Investment Package. A copy of Borrower’s internal investment committee package with respect to such Eligible Real Estate or Eligible Note Receivable.
     (n) Eligible Note Receivable. Copies of the Eligible Note Receivable and all other material loan documents relating thereto, together with all amendments thereof or waivers granted thereunder.
     (o) Subsidiary Guarantor Documents. The Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require.
     (p) Additional Documents. Such other agreements, documents, certificates, reports or assurances as each Lender may reasonably require.
Schedule 1.2 — Page 2

SCHEDULE 2.9
EXISTING LETTER OF CREDIT
1.	Irrevocable Standby Letter of Credit No. 9560250921-00003 dated March 29, 2006 in the face amount of $500,000 issued by Branch Banking & Trust for the benefit of CIBC, Inc., its successors and assigns.
Schedule 2.9 — Page 1

SCHEDULE 6.3
LIST OF ALL ENCUMBRANCES ON ASSETS
None.
Schedule 6.3 — Page 1

SCHEDULE 6.5
NO MATERIAL CHANGES
None.
Schedule 6.5 — Page 1

SCHEDULE 6.7
PENDING LITIGATION
None.
Schedule 6.7 — Page 1

SCHEDULE 6.15
CERTAIN TRANSACTIONS
[to be provided]
Schedule 6.15 — Page 1

SCHEDULE 6.20
ENVIRONMENTAL RELEASES
None.
Schedule 6.20 — Page 1

SCHEDULE 6.21
SUBSIDIARIES AND UNCONSOLIDATED AFFILIATES

Entity	State of Formation	Partners	Shareholders

[see attached]
Schedule 6.21 — Page 1

SCHEDULE 6.22
MONETARY DEFAULTS UNDER LEASES SET FORTH IN RENT ROLL
None.
Schedule 6.22 — Page 1

SCHEDULE 6.23
MANAGEMENT AGREEMENTS
None.
Schedule 6.23 — Page 1

SCHEDULE 6.25
MATERIAL LOAN AGREEMENTS
None.
Schedule 6.25 — Page 1

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF JOINDER AGREEMENT

Exhibit C	FORM OF REQUEST FOR LOAN

Exhibit D	FORM OF LETTER OF CREDIT REQUEST

Exhibit E	FORM OF BORROWING BASE CERTIFICATE

Exhibit F	FORM OF COMPLIANCE CERTIFICATE

Exhibit G	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit H	FORM OF LETTER OF CREDIT APPLICATION

Exhibit I	RISK RATINGS

Exhibit J	FORM OF ACKNOWLEDGMENT

Exhibit K	FORM OF AGREEMENT OF MANAGEMENT COMPANY

Exhibit L	FORM OF RELEASE LETTER

Schedule 1	LENDERS AND COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 2.9	EXISTING LETTER OF CREDIT

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20	ENVIRONMENTAL RELEASES

Schedule 6.21	SUBSIDIARIES AND UNCONSOLIDATED AFFILIATES

Schedule 6.22	MONETARY DEFAULTS UNDER LEASES SET FORTH IN RENT ROLL

Schedule 6.23	MANAGEMENT AGREEMENTS

Schedule 6.25	MATERIAL LOAN AGREEMENTS
viii